Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

dated as of March 20, 2026

among

ASSOCIATED BANK, NATIONAL ASSOCIATION,

as the Lender,

and

NORTECH SYSTEMS INCORPORATED,

as the Borrower

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4.4	Preserving Collateral.	45
4.5	Ownership.	45
4.6	Defending Lender’s Interests.	45
4.7	Books and Records.	46
4.8	Financial Disclosure.	46
4.9	Laws.	46
4.10	Inspections and Appraisals.	46
4.11	Insurance.	47
4.12	Paying Insurance.	47
4.13	Paying Taxes.	47
4.14	Paying Leasehold Obligations.	48
4.15	Accounts.	48
4.16	Equipment Maintenance.	50
4.17	No Liability.	50
4.18	Environmental Matters.	50
4.19	Financing Statements.	51
4.20	Pledged Equity Interests.	51

ARTICLE V REPRESENTATIONS AND WARRANTIES		52

5.1	Authority.	52
5.2	Formation; Qualification; and Subsidiaries.	52
5.3	Officers; Directors; Equity Interest Holders; and Capitalization.	52
5.4	No Governmental Approval; No Conflict.	52
5.5	Tax Returns.	53
5.6	Financial Information.	53
5.7	Name.	53
5.8	O.S.H.A. and Environmental Compliance.	53
5.9	Solvency; No Litigation, No Violation.	54
5.10	Intellectual Property.	54
5.11	Licenses and Permits.	54
5.12	Indebtedness Default.	54
5.13	No Burdensome Restrictions; No Default.	54
5.14	No Labor Disputes.	55
5.15	Margin Regulations.	55
5.16	Investment Company Act.	55
5.17	Disclosure.	55
5.18	Hedging Agreement.	55
5.19	Material Business Agreements.	55
5.20	Certain Laws and Regulations.	55
5.21	Reserved.	55
5.22	Compliance with OFAC; Anti-Corruption Laws.	55
5.23	EEA Financial Institutions.	56
5.24	ERISA Compliance.	56

ARTICLE VI AFFIRMATIVE COVENANTS		57

6.1	Conducting Business; Maintaining Existence; and Assets.	57
6.2	Violations.	57

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6.3	Supplemental Instruments.	57
6.4	Indebtedness.	58
6.5	Financial Statements.	58
6.6	Taxes.	58
6.7	Deposit Accounts.	58
6.8	USA Patriot Act.	58
6.9	Reserved.	58
6.10	Employee Benefit Plans.	58
6.11	Post-Closing Matters.

ARTICLE VII NEGATIVE COVENANTS		59

7.1	Mergers; Consolidations; Acquisitions; and Asset Sales.	59
7.2	Liens.	59
7.3	Guarantees.	59
7.4	Investments.	59
7.5	Loans.	59
7.6	Capital Expenditures.	60
7.7	Distributions.	60
7.8	Indebtedness.	60
7.9	Business.	60
7.10	Affiliate Transactions.	60
7.11	Leases.	61
7.12	Subsidiaries; Partnerships; and Disqualified Stock.	61
7.13	Fiscal Year and Accounting Changes.	61
7.14	Pledging Credit.	61
7.15	Amending Charter Documents.	61
7.16	ERISA.	61
7.17	Prepaying Indebtedness.	61
7.18	Material Business Agreements.	61
7.19	Sanctions.	62
7.20	Anti-Corruption Laws.	62
7.21	Amending Leases.	62
7.22	Use of Proceeds.	62
7.23	Fixed Charge Coverage Ratio.	62
7.24	Nortech Systems Holdings, LLC.	62

ARTICLE VIII CONDITIONS PRECEDENT		62

8.1	Conditions to Initial Loans.	62
8.2	Conditions to Each Loan and Advance.	65

ARTICLE IX INFORMATION AS TO THE LOAN PARTIES		65

9.1	Disclosure.	65
9.2	Borrowing Base Certificate; Schedules.	66
9.3	Notice of Suits and Adverse Events.	66
9.4	Material Events.	66
9.5	Annual Financial Statements.	67
9.6	Monthly Financial Statements.	67

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9.7	Additional Information.	67
9.8	Projected Operating Budget and Availability Forecast.	68
9.9	Electronic Reporting.	68

ARTICLE X EVENTS OF DEFAULT		68

10.1	Payment.	68
10.2	Misrepresentation.	68
10.3	Not Furnishing Information.	68
10.4	Liens.	68
10.5	Covenant Breaches.	68
10.6	Judgments.	68
10.7	Insolvency.	69
10.8	Material Adverse Effect.	69
10.9	Lender’s Lien Priority.	69
10.10	Breaches Under Material Business Agreements.	69
10.11	Cross Default.	69
10.12	Change of Control.	69
10.13	Invalidity.	69
10.14	Intellectual Property.	69
10.15	Destruction of Collateral.	69
10.16	Business Interruption.	70
10.17	Guarantor Repudiation.	70
10.18	Indictment; Forfeiture.	70
10.19	Hedging Agreement.	70
10.20	ERISA.	70

ARTICLE XI LENDER’S RIGHTS AND REMEDIES AFTER AN EVENT OF DEFAULT		70

11.1	Rights and Remedies.	70
11.2	No Waiver.	72

ARTICLE XII WAIVERS AND JUDICIAL PROCEEDINGS		72

12.1	Notice Waiver.	72
12.2	Delay.	72
12.3	Waiver of Jury Trial.	72

ARTICLE XIII EFFECTIVE DATE AND TERMINATION		72

13.1	Term.	72
13.2	Termination.	73

ARTICLE XIV LOAN PARTY REPRESENTATIVE		73

14.1	Appointment and Relationship.	73
14.2	Authority.	73
14.3	Notices.	73
14.4	Joint and Several Obligations.	73
14.5	Cross Guaranty.	75
14.6	Waivers.	77

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ARTICLE XV MISCELLANEOUS		77

15.1	GOVERNING LAW.	77
15.2	Entire Understanding and Amendments.	78
15.3	Transfers and Assignments.	78
15.4	Payment Application.	79
15.5	INDEMNIFICATION BY THE BORROWERS.	80
15.6	Non Liability of the Lender.	81
15.7	FORUM SELECTION AND CONSENT TO JURISDICTION.	81
15.8	Notice.	82
15.9	Survival.	83
15.10	Severability.	83
15.11	Injunctive Relief.	83
15.12	Consequential Damages.	83
15.13	Electronic Execution; Electronic Records; Counterparts.	83
15.14	Construction.	84
15.15	Confidentiality and Sharing Information.	85
15.16	Costs, Expenses and Taxes.	85
15.17	Conflict.	85
15.18	No Waiver; Cumulative Rights, Enforcement.	86
15.19	Keepwell.	86
15.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	86

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CREDIT AND SECURITY AGREEMENT

ASSOCIATED BANK, NATIONAL ASSOCIATION (“Lender”), and NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (“Nortech,” and each other Person that joins this Agreement as a Borrower, each a “Borrower” and collectively, the “Borrowers”), enter into this Credit and Security Agreement (this “Agreement”) as of March 20, 2026 (the “Closing Date”).

Lender has agreed to make available to the Borrowers a term loan and a revolving credit facility upon the terms and conditions set forth herein.

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Loan Parties and the Lender agree as follows:

ARTICLE I
DEFINITIONS

1.1 Accounting Terms. Except as otherwise provided in this Agreement, all accounting and financial terms used in the Loan Documents are interpreted, all accounting determinations must be made, and all financial statements delivered in connection with the Loan Documents must be prepared in accordance with GAAP as in effect from time to time (but if GAAP (or its application) changes after the Closing Date and that change affects any provision in the Loan Documents, the Loan Documents are interpreted based on GAAP as in effect and applied immediately before the change). If the Loan Parties adopt a change in accounting principles (including any changes in GAAP) from those used in preparing the Loan Parties’ financial statements delivered to the Lender before the Closing Date or that affects in any material respect (as determined by the Lender) the computation of or compliance with any of the provisions of the Loan Documents then, unless the Loan Documents have been amended to modify the provisions to take into account the change in accounting principles, all financial restrictions, provisions, and ratios must continue to be computed based on accounting principles in effect before adoption of the change. Notwithstanding anything to the contrary contained in this Section or in the definition of “Capital Lease Obligations,” if an accounting change occurs that requires all leases to be capitalized, only those leases (assuming that the leases existed on the Closing Date) that would constitute Capital Leases under GAAP on the Closing Date are considered Capital Leases, and all calculations and deliverables under the Loan Documents must be made or delivered accordingly.

1.2 General Terms. The following terms have the following meanings:

“Accommodation Payment” has the meaning assigned to such term in Section 14.4(d).

“Advances” means the Revolving Loans and the Letters of Credit.

“Affiliate” of any Person means (1) any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with that Person or (2) any Person that is a director or officer (x) of that Person, (y) of any Subsidiary of that Person, or (z) of any Person described in clause (1) above. For purposes of this definition only, Control of a Person means the power, directly or indirectly, (x) to vote fifteen percent or more of the securities having ordinary voting power to elect directors of that Person, or (y) to direct or cause the direction of the management and policies of that Person whether by contract or otherwise.

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“Agreement” has the meaning assigned to such term in the Preamble.

“Allocable Amount” has the meaning assigned to such term in Section 14.4(d).

“Applicable Rate” means, (a) for Revolving Loans (i) 2.00% for Term SOFR Loans and (ii) 1.00% for Base Rate Loans, (b) for Term Loans (i) 2.25% for Term SOFR Loans and (ii) 1.25% for Base Rate Loans, (c) for the non-use fee payable pursuant to Section 3.5, 0.25% per annum and (d) for Letter of Credit Fees payable pursuant to Section 2.9(g), 2.00%.% per annum.

“Approved Electronic Communication” means each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by the StuckyNet System©, email, or any other equivalent electronic service agreed to by the Lender, whether owned, operated or hosted by the Lender, any of its Affiliates, or any other Person, that any party is obligated to, or otherwise chooses to, provide to the Lender under any Loan Document (including any financial statement, financial and other report, notice, request, certificate and other information material). Approved Electronic Communications does not, however, include any notice, demand, communication, information, document, or other material that the Lender specifically instructs a Person to deliver in physical form.

“Asset Disposition” means a sale, lease, license, consignment, transfer or other disposition of any asset or property of any Loan Party or Subsidiary of any Loan Party, including a disposition of any asset or property in connection with a sale-leaseback transaction or synthetic lease.

“Associated” means Associated Bank, National Association and any successor thereto.

“Authority” has the meaning assigned to such term in Section 4.18(b).

“Authorized Officer” means a Person’s president, chief executive officer, chief financial officer, or any other officer approved by the Lender in its Discretion.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product” means any service or facility extended to any Loan Party by the Lender or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) automated clearing house transactions, (f) cash management, including controlled disbursement accounts or services and (g) Hedging Agreements.

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“Bank Product Agreements” means those certain cash management service agreements entered into from time to time between any Loan Party and the Lender or its Affiliates in connection with any Bank Product.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees and expenses owing by the Loan Parties to the Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Lender or its Affiliates as a result of the Lender or its Affiliates purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

“Bankruptcy Code” means Title 11 of the United States Code or any similar federal or state debtor relief laws.

“Base Rate” means for any day (A) if no rate management agreement is in place for the applicable Base Rate Loan a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate,” and (c) the Term SOFR plus 1.00%, subject to the interest rate floors set forth therein; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change or (B) if a rate management agreement is in place for the applicable Base Rate, the per annum rate under such rate management agreement.

“Base Rate Loan” means any Loan that bears interest at or by reference to the Base Rate.

“Base Rate Revolving Loan” means any Revolving Loan that bears interest based on the Base Rate.

“Borrower” and “Borrowers” has the meaning assigned to such term in the Preamble.

“Borrowing Base” means, at any time, the sum of:

(1) up to 85% of the Value of each Borrower’s Eligible Accounts; plus

(2) the lesser of (x) up to 65% of the Value of each Borrower’s Eligible Inventory, Eligible WIP Inventory and Eligible Sub-Assembly Inventory (y) the product of 85% multiplied by the Net Orderly Liquidation Value of each Borrower’s Eligible Inventory, Eligible WIP Inventory and Eligible Sub-Assembly Inventory, and (z) $10,000,000; minus

(3) Reserves.

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The Lender may in its discretion reduce the advance rates, adjust Reserves, or reduce one or more of the elements used to compute the Borrowing Base. Advance rates on Eligible Inventory will be separated by Inventory category as outlined in the most recent Inventory appraisal received by Lender. Advance rates on Eligible WIP Inventory will be at the “without conversion” rates. Advances on Eligible WIP Inventory will be capped at $1,000,000 and on Eligible Sub-Assembly Inventory will be capped at $500,000, in each case, after giving effect to the applicable advance rates.

“Borrowing Base Certificate” means a certificate executed by the Loan Party Representative’s Authorized Officer that is appropriately completed and in the form attached as Exhibit A.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender is located.

“Capital Expenditures” means any expenditure made or liability incurred that in accordance with GAAP is treated as a capital expenditure (and not as an expense item) in the year in which it was made or incurred.

“Capital Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on that Person’s balance sheet under GAAP, and the amount of these obligations is the capitalized amount determined in accordance with GAAP.

“Capital Lease Obligations” of any Person means that Person’s obligations to pay rent or other amounts under any Capital Lease.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Lender, as collateral for the Letter of Credit Exposure or such other applicable Obligations, (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Lender, and/or (c) if the Lender shall agree, in its Permitted Discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance satisfactory to the Lender.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Concentration Account” means the Borrowers’ commercial deposit account maintained at the Lender that is designated by the Lender as the Cash Concentration Account. The funds in this account are the Lender’s sole and exclusive property and may only be withdrawn by the Lender.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.).

4

“Change of Control” means any of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 15% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Nortech; (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of Nortech by Persons who were not (i) directors of Nortech on the date of this Agreement, nominated, appointed or approved for consideration by shareholders for election by the board of directors of Nortech, (ii) approved by the board of directors of Nortech as director candidates prior to their election, nor (iii) appointed by directors so nominated, appointed or approved; (c) the acquisition of direct or indirect Control of Nortech by any Person or group; or (d) Nortech shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, at least 100% of the outstanding voting Equity Interests of all of its Subsidiaries.

“Charges” means all of the following imposed on any Collateral or any Loan Party by any taxing or other similar Governmental Body, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund): all taxes, charges, fees, imposts, levies, or other assessments (including with respect to net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims, and charges), together with any interest and any penalties, additions to tax, or additional amounts.

“Charter Documents” means, as to any Person (other than a natural person), the charter, certificate, or articles of incorporation or organization, by-laws, regulations, general or limited partnership agreement, limited partnership certificate, formation certificate, operating agreement, and other similar organizational or governing documents.

“Closing Date” has the meaning assigned to such term in the Preamble.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all real and personal property in which any Loan Party has any interest of any kind, whether now existing or arising or acquired or received by the Loan Parties in the future, and wherever located, including:

(a) All Accounts.

(b) All Inventory.

(c) All Equipment and Fixtures.

(d) All General Intangibles, Payment Intangibles, and Intellectual Property.

(e) All Investment Property and the Pledged Equity Interests.

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(f) All Deposit Accounts and any and all monies credited by or due from any financial institution or any other depository.

(g) All Chattel Paper, Instruments, and Documents.

(h) All of each Loan Party’s right, title, and interest in and to: (1) its goods and other personal property including all merchandise returned or rejected by Account Debtors; (2) all of each Loan Party’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor (including stoppage in transit, set-off, detinue, replevin, reclamation, and repurchase); (3) all additional amounts due to each Loan Party from any Account Debtors; (4) warranty claims; (5) all of each Loan Party’s contract rights, rights to payment under contract rights, Instruments (including promissory notes), Documents, Chattel Paper (including electronic chattel paper), warehouse receipts, letters of credit, and money; (6) all Commercial Tort Claims; (7) all collateral securing any obligations owed to any Loan Party; (8) all Letter-of-Credit Rights; (9) all Supporting Obligations; and (10) any other goods or personal property or real property in which the Loan Parties at any time grant a Lien to the Lender under any Loan Document or under any other agreement.

(i) All of each Loan Party’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computer software, computer programs, tapes, disks, and documents relating to (a), (b), (c), (d), (e), (f), (g), or (h) of this definition.

(j) All Proceeds and Products of (a), (b), (c), (d), (e), (f), (g), (h), and (i) of this definition in whatever form, including: cash, deposit accounts (whether comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood, business interruption, and credit insurance), negotiable instruments, and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds, and tort claim proceeds.

“Commitment” means the Revolving Commitment, and the Term Loan Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.).

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate of the Loan Parties signed by the Loan Party Representative’s Authorized Officer appropriately completed and in substantially the form of Exhibit B.

“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

6

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consents” means all filings and all licenses, permits, consents, approvals, authorizations, qualifications, and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business.

“Control” means possessing, directly or indirectly, the power to direct or cause the direction of the management or policies of a Person (whether through the ability to exercise voting power, by contract, or otherwise). “Controlling” and “Controlled” have correlative meanings.

“Controlled Group” means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group that, together with any Borrower or any of their Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Customs” has the meaning assigned to such term in Section 2.11(b).

“Default” means an event that, with notice, the passage of time, or both, would be an Event of Default.

“Default Condition” means that either or both a Default and an Event of Default exist.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Discretion” means a determination made in good faith in the exercise of the Lender’s business judgment from the perspective of a prudent, secured, asset-based lender. The burden of establishing that the Lender did not act in its Discretion is on the Loan Parties.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable under a sinking fund obligation or otherwise, or is redeemable in whole within one year after the Maturity Date.

“Dollar” and the sign “$” means lawful money of the United States of America.

“Domestic Subsidiary” shall mean a Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any fiscal period, the sum of (1) Borrowers’ consolidated net income (or loss), plus (2) non-cash (i) extraordinary losses, (ii) expenses and charges (in an aggregate amount not to exceed $250,000 in any fiscal period), Interest Expense, income taxes, depreciation and amortization, stock-based compensation expense, and non-cash foreign currency translation expense, for such period, minus (3) extraordinary and non-cash gains, interest income, non-operating income, income tax benefits and non-cash foreign currency translation gains, in each case, determined on a consolidated basis for the Borrowers in accordance with GAAP.

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“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Accounts” means, at any time, each Borrower’s Accounts that the Lender determines in its Permitted Discretion are Eligible Accounts. Without limiting the generality of the immediately preceding sentence, Eligible Accounts shall not include any Account:

(a) That is not subject to a first-priority perfected Lien in the Lender’s favor.

(b) That is subject to any Lien (other than a Permitted Lien that does not have priority over the Lender’s Lien).

(c) (1) that is unpaid more than 120 days after the original invoice date, (2) that is unpaid more than 60 days after the original due date, or (3) that has been or should have been written off the Borrowers’ books or is otherwise uncollectible.

(d) That is owing by an Account Debtor if more than 50% of all Accounts owing from that Account Debtor and its Affiliates are ineligible.

(e) That is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from that Account Debtor and its Affiliates to the Borrowers exceeds 25% of the aggregate Eligible Accounts.

(f) With respect to which any material covenant, representation, or warranty in any Loan Document has been breached or is not true.

(g) That: (1) does not arise from the sale of goods or performance of services in the ordinary course of business; (2) is not evidenced by an invoice or other documentation satisfactory to the Lender in its discretion that has been sent to the Account Debtor; (3) is contingent upon a Borrower’s completion of any further performance; (4) is a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery, any repurchase or return basis, or any other similar basis; or (5) is for interest, storage, or other similar charges.

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(h) For which the goods giving rise to the Account have not been shipped to the Account Debtor, or for which the services giving rise to the Account have not been performed by a Borrower, or if the Account was invoiced more than once.

(i) With respect to which any payment has been returned uncollected for any reason.

(j) That is owed by an Account Debtor that: (1) has applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator; (2) has had a material part of its property taken by any receiver, custodian, trustee, or liquidator; (3) has filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, debt adjustment, winding-up, or a voluntary or involuntary case under any state or federal bankruptcy laws; (4) has admitted in writing its inability (or is generally unable) to pay its debts as they become due; (5) is insolvent; (6) has stopped operating its business; (7) has sold a material portion of its assets; (8) requires a Borrower to support its obligations to such Account Debtor with a performance bond; (9) is the government (or any government department, agency, public corporation, or instrumentality) of any country other than the U.S. unless the Account is backed by a letter of credit acceptable to the Lender in its discretion that has been assigned to the Lender; (10) is the U.S. government (or any U.S. department, agency, public corporation, or instrumentality) and such Accounts are in an aggregate amount in excess of $250,000, unless the Federal Assignment of Claims Act of 1940 has been complied with to the Lender’s satisfaction; or (11) is an Affiliate (other than the group currently controlling a majority of the Borrower’s common stock), employee, officer, director, agent, or Equity Interest holder of any Loan Party.

(k) That is owed by an Account Debtor that (1) does not maintain its chief executive office in the United States or (2) is not organized under the law of the United States, or any state of the United States, unless, in each case, the sale is on letter of credit, guaranty, or acceptance terms, in each case satisfactory to the Lender in its discretion, or such Account is insured by credit insurance satisfactory to the Lender in its discretion with the Lender named as loss payee.

(l) That is owed in any currency other than Dollars.

(m) That is owed by an Account Debtor or any Affiliate of an Account Debtor that is a creditor or supplier of any Loan Party, or that is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit, or allowance (but ineligibility is limited to the amount thereof).

(n) That represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond, or similar assurance has been issued.

(o) That is evidenced by a promissory note, chattel paper, or an instrument.

(p) That is owed by an Account Debtor located in any jurisdiction that requires filing of a “Notice of Business Activities Report” or other similar report to permit a Borrower to seek judicial enforcement in that jurisdiction of payment of that Account (unless the applicable Borrower has filed that report or is qualified to do business in that jurisdiction).

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(q) With respect to which a Borrower has made any agreement with the Account Debtor for any reduction to the Account (other than discounts and adjustments given in the ordinary course of business that are consistent with practices that existed on the Closing Date and that have been disclosed to the Lender in writing), or any Account that was partially paid and a Borrower created a new receivable for the unpaid portion of the Account.

(r) That does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state, or local, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act, and Regulation Z of the FRB.

(s) That is for goods that have been sold under a purchase order, contract, or other agreement or understanding (written or oral) that indicates that any Person other than a Borrower has or has had an ownership interest in the goods, or that indicates any Person (other than a Borrower) as payee or remittance party.

(t) That is otherwise not acceptable to the Lender in its Permitted Discretion for any other reason.

If more than $250,000 of Eligible Accounts becomes ineligible, the Loan Party Representative must notify the Lender of that within three (3) Business Days. In determining the amount of Eligible Accounts, the Lender may reduce the face amount of Accounts by (1) all accrued and actual discounts, claims, credits, pending credits, promotional program allowances, price adjustments, finance charges, or other allowances (including any amount that a Loan Party may be obligated to rebate to an Account Debtor under any agreement or understanding (written or oral)) and (2) the aggregate amount of all cash received with respect to Accounts but not yet applied by the Borrowers to reduce Accounts.

“Eligible Inventory” means, at any time, each Borrower’s Inventory that the Lender in its Permitted Discretion determines is Eligible Inventory. Without limiting the generality of the immediately preceding sentence, Inventory may not be Eligible Inventory unless it meets all the following minimum requirements:

(a) The Inventory is subject to a first-priority perfected Lien in the Lender’s favor and, except for Permitted Liens that do not have priority over the Lender’s Lien, is not subject to any other Lien.

(b) No representation or warranty in any Loan Document with respect to the Inventory has been breached.

(c) The Inventory (1) is finished goods or raw materials (excluding, without limitation, work-in-process, spare or replacement parts, subassemblies, labels, packaging and shipping materials, supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods that are not of a type held for sale in the ordinary course of business); (2) is not a discontinued product or a component of a discontinued product; (3) is not perishable; (4) is not, in the Lender’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable in the ordinary course of business at prices approximating at least the cost of the Inventory, or unacceptable due to age, type, category, or quantity; (5) is reflected in the Borrowers’ current Inventory report delivered to the Lender in accordance with this Agreement; (6) has not been received by a Borrower on a consignment or other similar basis; (7) has not been placed with a Person on a consignment or other similar basis; (8) is not subject to any Person’s claims (other than a Borrower); and (9) it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in 29 U.S.C. § 215.

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(d) The Inventory (1) is located in the United States; (2) is located at a location owned or leased by a Borrower and, with respect to any leased location, the lessor has delivered to the Lender a Waiver (or the Lender in its discretion has established a reserve, including an Reserve, for that location) within 60 days of the Closing Date (or such later date as agreed to by Lender in its sole discretion) or is in any third-party warehouse or in a bailee’s possession and the warehouseman or bailee has delivered to the Lender a Waiver and such other documentation as the Lender may require (or the Lender in its discretion has established a reserve, including an Reserve, for that location); (3) is not being processed offsite at a third-party location or outside processor, or is in transit to or from a third party location or outside processor (unless the processor has delivered to the Lender a Waiver and such other documentation as the Lender may require or the Lender in its discretion has established a reserve, including an Reserve, for that Inventory); (4) is not evidenced by a Document; (5) does not contain or bear any Intellectual Property rights licensed to a Borrower unless the Lender is satisfied that the Lender may sell or otherwise dispose of the Inventory without (x) infringing the licensor’s rights, (y) violating any contract with the licensor, or (z) incurring any liability to pay royalties; (6) complies with all standards, laws, and regulations imposed by any Governmental Body; and (7) is not subject to reclamation or other similar rights that have been asserted by the seller of the Inventory.

(e) The Inventory has been manufactured to a customer’s (the “Ordering Customer”) specifications and is not, in the Lender’s Permitted Discretion, salable to any other Person, and the Ordering Customer (1) has indicated to the applicable Borrower that it will not purchase such Inventory or (2) (i) has applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator; (ii) has had a material part of its property taken by any receiver, custodian, trustee, or liquidator; (iii) has filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, debt adjustment, winding-up, or a voluntary or involuntary case under any state or federal bankruptcy laws; (iv) has admitted in writing its inability (or is generally unable) to pay its debts as they become due; (v) is insolvent; (vi) has stopped operating its business; or (vii) has sold all or substantially all of its assets.

(f) The Inventory is otherwise acceptable to the Lender in its Permitted Discretion.

Inventory that is at any time Eligible Inventory but that subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory. If more than $250,000 of Eligible Inventory becomes ineligible, the Loan Party Representative must notify the Lender of that within three (3) Business Days.

“Eligible Sub-Assembly Inventory” means Inventory that otherwise qualifies as Eligible Inventory and consists of goods that are first quality sub-assemblies.

“Eligible WIP Inventory” means Inventory that otherwise qualifies as Eligible Inventory and consists of goods that are first quality work-in-progress.

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“Environmental Complaint” has the meaning assigned to such term in Section 4.18(b).

“Environmental Laws” means all federal, state, and local environmental, land use, zoning, health, chemical use, safety, and sanitation laws, statutes, ordinances, and codes related to protecting the environment or governing the use, storage, treatment, generation, transportation, processing, handling, production, or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders, and directives issued by Governmental Bodies with respect to these matters.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust, or other equity ownership interests in a Person (and any warrants, options, or other rights entitling the holder to purchase or acquire any equity ownership interest).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 or Section 430 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan or Multiemployer Plan, or the treatment of a plan amendment as a termination of a Pension Plan or Multiemployer Plan under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; or (i) a failure by any Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by any Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Event of Default” has the meaning assigned to such term in Article 10.

“Excluded Hedging Obligations” means, with respect to any Guarantor, any Hedging Obligation if, and solely to the extent that, all or a portion of a Guarantor’s Guaranty of, or the grant by that Guarantor of a Lien under the Loan Documents to secure, the Hedging Obligations (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission by virtue of that Guarantor’s failure for any reason to constitute an “eligible contract participant” (as defined in the Commodity Exchange Act as of the date of that Guaranty or the grant of a Lien would otherwise have become effective with respect to such related Hedging Obligation). If a Hedging Obligation arises under a master agreement governing more than one swap, the exclusion applies only to the portion of the Hedging Obligation that is attributable to swaps for which the Guaranty or security interest is or becomes illegal.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of the Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan, or (ii) the Lender changes its Lending Office, except in each case to the extent that, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16, and (d) any withholding Taxes imposed pursuant to FATCA.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

“Expenses” means all reasonable and documented fees, costs, expenses, charges, and out-of-pocket disbursements incurred by the Lender and its counsel (including the allocated costs of in-house counsel) and court costs, in any way arising from or in connection with the Loan Documents, any Collateral (including costs and expenses to preserve and protect Collateral), any Obligations, or the business relationship between the Lender and any Loan Party, including: (1) audit fees at the per day rate provided for below; (2) all the Lender’s and its counsels’ fees and expenses (including recording fees and insurance policy fees) to prepare, examine, conduct due diligence with respect to, approve, negotiate, execute, and deliver, and close the transactions contemplated by the Loan Documents; (3) all fees and out-of-pocket disbursements incurred by the Lender (including attorneys’ fees) arising from or in connection with (x) any action taken by the Lender to monitor, advise, administer, enforce, or collect any Obligations, any Loan Documents, or any other present or future documents or agreements between the Lender and any one or more of the Loan Parties, (y) the business relationship between the Lender and any Loan Party, and (z) background checks regarding senior management, or key investors, as the Lender determines in its discretion; (4) all out-of-pocket expenses and fees (including attorneys’ fees) incurred in relation to, in connection with, in defense of, or in prosecution of any litigation (including any actions to lift the automatic stay or to otherwise in any way monitor or participate in any Insolvency Proceeding involving a Loan Party) related to the Obligations, the Loan Documents, the Collateral, or any Loan Party (including any litigation instituted by a Loan Party or any third party, any so called “lender liability” action, any claim and delivery or other action for possession of, or foreclosure on, any of the Collateral, post judgment enforcement of any rights or remedies (including enforcing judgments and prosecuting appeals whether discretionary or as of right and whether in connection with pre judgment or post judgment matters)); (5) all costs, expenses, and fees incurred by the Lender or its agents in connection with any appraisals or environmental assessments (and the Loan Parties must fully cooperate with the appraisers and inspectors and make their property available for appraisal and inspection in connection with as many appraisals or environmental assessments as the Lender may request); and (6) all costs, expenses, and fees incurred by the Lender or its counsel in connection with consultants, expert witnesses, or other professionals retained by the Lender or its counsel to assist, advise, or give testimony with respect to any matter relating to the Loan Documents, the Collateral, the Obligations, the Loan Parties, or the business relationship between the Lender and any one or more of the Loan Parties. The Loan Parties will receive summary invoices showing only the total amount due and the summary invoices may not contain any narrative description of the services provided (and the Lender’s delivery of summary invoices does not waive any of the Lender’s rights or privileges (including the attorney-client privilege)).

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“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471 (b) (1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Bodies and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Associated on such day on such transactions as determined by the Lender.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means each fiscal year of the Borrowers and their Subsidiaries, which period shall be the 12-month period ending on December 31.

“Fixed Charge Coverage Ratio” means, with respect to a Borrower and its Subsidiaries for any fiscal period, the ratio of (a) EBITDA for such period minus, without duplication, (i) Non-Financed Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, (ii) cash taxes paid during such period, to the extent greater than zero, and (iii) distributions paid in cash during such period to (b) Fixed Charges.

“Fixed Charges” means, with respect to any fiscal period and with respect to a Borrower determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) cash Interest Expense paid during such period (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense), and (b) principal payments paid in cash in respect of Indebtedness paid during such period, including cash payments with respect to Capital Leases.

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“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“FRBNY” means the Federal Reserve Bank of New York.

“GAAP” means the generally accepted accounting principles established in the United States of America by the Financial Accounting Standards Board and, so long as Nortech’s common stock is registered under the rules of the United States Securities and Exchange Commission (“SEC”), as modified, interpreted, or supplemented by the accounting principles, rules, regulations and interpretive guidance promulgated by the SEC applicable to financial reporting.”Governmental Body” means any nation or government, any state or other political subdivision of a nation or government, or any entity exercising the legislative, judicial, regulatory, or administrative functions of or pertaining to a government.

“Guarantor” means each Person that guaranties all or any Obligations.

“Guaranty” of or by any Person means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for its payment; (2) to purchase or lease property, securities, or services to assure the owner of such Indebtedness or other obligation of the payment of that Indebtedness; (3) to maintain working capital, equity capital, or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay that Indebtedness or other obligation; or (4) as an account party in respect of any letter of credit or letter of guaranty issued to support that Indebtedness or obligation (but “Guaranty” does not include endorsements for collection or deposit in the ordinary course of business).

“Hazardous Discharge” has the meaning assigned to such term in Section 4.18(b).

“Hazardous Substance” means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances, or related materials as defined in CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), RCRA, or other applicable Environmental Law.

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“Hazardous Wastes” means all waste materials regulated by CERCLA, RCRA, or applicable state law, and any other applicable federal and state laws relating to hazardous waste disposal.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person’s obligation in respect of any Hedging Obligation will be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

“Honor Date” has the meaning assigned to such term in Section 2.9(c).

“Indebtedness” of any Person means, as of any date: (1) that Person’s obligations for borrowed money or similar obligations; (2) that Person’s Capital Lease Obligations; (3) that Person’s obligations that are secured by any Lien on any of its assets or property whether or not the secured obligation has been assumed by that Person; (4) except for trade accounts payable arising in the ordinary course of business that are not more than 90 days past due, that Person’s obligations for the unpaid purchase price for goods, property, or services; (5) that Person’s obligations to purchase goods, property, or services where payment is required regardless of whether delivery of the goods or property or the performance of the services is ever made or tendered (generally referred to as “take or pay contracts”); (6) that Person’s obligations for unfunded benefit liabilities under any Plan of that Person or any ERISA Affiliate; (7) that Person’s obligations for Hedging Obligations, or other similar transactions (valued in an amount equal to the highest termination payment, if any, that would be payable by that Person upon termination for any reason on the determination date); (8) that Person’s obligations for outstanding reimbursement and similar obligations under letters of credit, bankers acceptances, and similar instruments; (9) the aggregate outstanding amount of all Off-Balance Sheet Liabilities (based on the aggregate outstanding amount as if the transaction were structured as a secured loan and an on balance sheet financing, whether or not shown as a liability on a consolidated balance sheet of the Person); and (10) that Person’s obligations for or relating to Indebtedness of other Persons similar to the Indebtedness described in the preceding clauses (based on the maximum amount that may be payable).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Proceeding” means any proceeding by or against a Loan Party (or any Person obligated to a Loan Party) under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law (including assignments for the benefit of creditors, formal or informal moratoria, compositions, or proceedings seeking reorganization, liquidation, arrangement, or other similar relief).

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“Intellectual Property” means patents, patent rights, patent applications, copyrights, works that are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the preceding, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the preceding, all rights to sue for past, present, and future infringement of any of the preceding, inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards, goodwill, customer and other lists, trade secret rights, copyright rights, rights in works of authorship, and contract rights relating to computer software programs.

“Interest Expense” means for any period the consolidated interest expense (determined in accordance with GAAP) of the Borrowers and their Subsidiaries for such period (including all imputed interest on Capital Lease Obligations).

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one or three months thereafter, as selected by the Loan Party Representative in its Notice of Borrowing, or such other period that is twelve months or less requested by the Loan Party Representative and consented to by the Lender (in the case of each requested Interest Period, subject to availability); provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period for Loans under a facility shall extend beyond the Maturity Date applicable to such facility.

“Joinder” means a joinder agreement substantially in the form of Exhibit F to this Agreement.

“L/C Borrowing” has the meaning assigned to such term in Section 2.9(c).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” means the sum (without duplication) of (a) all Unreimbursed Amounts; (b) the aggregate undrawn amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing by any Borrower with respect to Letters of Credit.

“Lender” has the meaning assigned to such term in the Preamble.

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“Lending Office” means the office or offices of the Lender as the Lender may from time to time notify the Loan Party Representative, which office may include any Affiliate of the Lender or any domestic or foreign branch of the Lender or such Affiliate.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form used by the Lender from time to time.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect for the Revolving Commitments (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Exposure” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Fee” has the meaning assigned to such term in Section 2.9(g).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $1,500,000 and (b) the Revolving Commitment. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Commitment.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim, encumbrance, preference, priority, or other security agreement or preferential arrangement held or asserted with respect to any asset of any kind or nature including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the preceding, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.

“Loan” means each Revolving Loan, and the Term Loan; and “Loans” means all Revolving Loans, and the Term Loan.

“Loan Account” has the meaning assigned to such term in Section 2.8.

“Loan Documents” means this Agreement, the Notes, the Perfection Certificate, each Borrowing Base Certificate, each Compliance Certificate, the Letters of Credit, the Waivers, the Mortgages, if any, any Hedging Agreement, and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents, and all other writings before, now, or later executed by any Loan Party or delivered to the Lender with respect to the transactions contemplated by the Loan Documents.

“Loan Party” means each Borrower, each Guarantor and each Person that grants the Lender a Lien on any Collateral to secure any Obligation.

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“Loan Party Representative” means Nortech Systems Incorporated, a Minnesota corporation.

“Lockbox” means a post-office box or post-office boxes required by this Agreement to which the Lender has sole access.

“Material Adverse Effect” means a material adverse effect in or on: (1) any Loan Party’s financial condition, operational results, business, or prospects; (2) any Loan Party’s ability to pay or perform any Obligation in accordance with its terms; (3) the value of the Collateral, the Lender’s Liens on the Collateral, or the priority of the Lender’s Lien on any Collateral; or (4) the validity or enforceability of any Loan Document or the Lender’s rights or remedies under any Loan Document.

“Material Business Agreement” means any agreement that if terminated, rescinded, or breached could reasonably be expected to have a Material Adverse Effect on any Loan Party, excluding customer agreements entered into in the ordinary course of business providing for payment to Borrower in an amount less than five percent (5%) of Borrower’s total revenue in any year.

“Maturity Date” means the earlier of (1) the March 20, 2029 or (2) the date on which the Revolving Commitment is reduced to zero or otherwise terminated.

“Maximum Borrowing Amount” means, at any time, an amount equal to the lesser of (1) the Revolving Commitment minus all Reserves and (2) the Borrowing Base.

“Mortgages” means each mortgage or other agreement that conveys or evidences a Lien on Owned Real Property that secures any Obligation.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or has been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Asset Disposition, the aggregate cash proceeds received (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Borrowers to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Indebtedness secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);

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(b) with respect to any issuance of Equity Interests, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions); and

(c) with respect to any issuance of Indebtedness, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees).

“Net Orderly Liquidation Value” means the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of the Borrowers’ Inventory, determined on a category-by-category basis, that is estimated to be recoverable in an orderly liquidation as determined from time to time by reference to the most recent Inventory appraisal acceptable to the Lender in its Permitted Discretion. Net Orderly Liquidation Value is expressed as a percentage of the respective appraised values of types of Eligible Inventory.

“Non-Financed Capital Expenditures” means Capital Expenditures not financed by the seller of the capital asset, by a third party lender or by means of any extension of credit by Lender other than by means of a Revolving Loan.

“Holdings” means Nortech Systems Holdings, LLC, a Minnesota limited liability company.

“Note” means one or all of the Revolving Note, and the Term Note.

“Notice” is defined under Section 15.8.

“Notice of Borrowing” has the meaning given in Section 2.4.

“Obligations” means any and all loans, advances, debts, liabilities, obligations (including Bank Product Obligations), covenants, and duties (absolute, contingent, matured, or unmatured) owing by any one or more of the Loan Parties to the Lender (or to any of its direct or indirect Subsidiaries or Affiliates) of any kind or nature, present or future (including any interest accruing after maturity or the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, or similar proceeding relating to any Loan Party, whether a claim for post filing or postpetition interest is allowed in that proceeding), whether evidenced by any note, guaranty, or other instrument, whether arising under any agreement, instrument, or document (including the Loan Documents), whether for the payment of money, whether arising by reason of extending credit, opening a letter of credit, loan, equipment lease, or guarantee, under any Hedging Agreement (other than, with respect to any Guarantor, the Excluded Hedging Obligations of that Guarantor, if any) or in connection with any agreement related to a Bank Product or out of the Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including any and all of each Loan Party’s Indebtedness and liabilities under the Loan Documents or under any other agreement between the Lender and any Loan Party and any amendments, extensions, renewals, or increases and all Expenses the Lender incurs in the documentation, negotiation, modification, enforcement, collection, or otherwise in connection with any of the preceding, and all obligations of any Loan Party to the Lender to perform acts or refrain from taking any action.

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“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Off-Balance Sheet Liability” of a Person means: (1) any obligation under a sale and leaseback transaction that is not a Capital Lease; (2) any so-called “synthetic lease” or “tax ownership operating lease” transaction; (3) the amount of obligations outstanding under any asset securitization or similar transaction on any determination date that would be characterized as principal if that asset securitization or similar transaction were structured as a secured lending transaction rather than as a purchase; or (4) any other transaction (excluding operating leases for purposes of this clause (4)) that is the functional equivalent of or takes the place of borrowing but that is not a liability on that Person’s balance sheet. The amount of any Off-Balance Sheet Liability is calculated based on the aggregate amount of obligations outstanding under the transaction on any determination date that would be characterized as principal if the transaction were structured as a secured lending transaction, whether or not shown as a liability on that Person’s balance sheet, all in a manner reasonably satisfactory to the Lender.

“Original Indebtedness” is defined under Section 7.8(e).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Owned Real Property” means all Real Property listed on Schedule 1.2(a).

“Parent” is defined in the defined term “Subsidiary”.

“Payment Office” means the office that the Lender specifies in writing to the Loan Party Representative.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

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“Permitted Discretion” means a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by any Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means the perfection certificate or perfection certificates provided by the Borrower to the Lender.

“Permitted Liens” means (1) Liens in favor of the Lender; (2) Liens for taxes, assessments, or other Charges that (x) are not delinquent or (y) are being contested in good faith by appropriate proceedings that stay the enforcement of those Liens and with respect to which proper reserves have been taken by the Loan Parties in accordance with GAAP (but only if these Liens have no effect on the priority of the Lender’s Liens or the value of the Collateral, and a stay of enforcement of the Lien is in effect); (3) deposits or pledges to secure obligations under worker’s compensation, social security, or similar laws (excluding Liens arising under ERISA), or under unemployment insurance or general liability or product liability insurance; (4) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, performance bonds, surety and appeal bonds, and other similar obligations arising in the ordinary course of any Loan Party’s business; (5) mechanics’, workers’, materialmen’s, warehousemen’s, common carriers’, landlord’s or other similar Liens arising in the ordinary course of any Loan Party’s business with respect to obligations that are not due or that are being contested in good faith by the applicable Loan Party; (6) Liens placed on equipment and real estate assets acquired to secure a portion of the purchase price (but only if (x) the Lien does not encumber any other of the Loan Parties’ property and (y) the aggregate amount of Indebtedness secured by these Liens incurred during any fiscal year does not exceed the amount allowed by Section 7.6); (7) zoning restrictions, easements, encroachments, rights of way, restrictions, leases, licenses, restrictive covenants, and other similar title exceptions or Liens affecting Real Property, none of which materially impairs the use or value of that Real Property; and (8) existing Liens on Accounts of Account Debtors disclosed on Schedule 1.2(b).

“Person” means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity, or Governmental Body.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

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“Pledged Equity Interests” has the meaning assigned to such term in Section 4.20.

“Pre-Adjustment Successor Rate” has the meaning assigned to such term in Section 3.11.

“Primary Obligor” is defined under the defined term “Guaranty”.

“Projections” has the meaning assigned to such term in Section 5.6(a).

“RCRA” means the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.).

“Real Property” means the Loan Parties’ owned and leased real property.

“Recipient” means the Lender, any issuer of a Letter of Credit pursuant to Section 2.9 hereunder or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Refinance Indebtedness” is defined under Section 7.8(e).

“Register” has the meaning assigned to such term in Section 15.3(c).

“Related Adjustment” means, in determining any Successor Rate, the first relevant available alternative set forth in the order below that can be determined by the Lender applicable to such Successor Rate:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method is published on an information service as selected by the Lender from time to time in its reasonable discretion; or

(b) the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release” has the meaning assigned to such term in Section 5.8(b).

“Relevant Governmental Body” means the FRB and/or the FRBNY, or a committee officially endorsed or convened by the FRB and/or the FRBNY.

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“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

“Reserve” means, as of any date of determination, one or more amounts or a percent of a specified category or item as the Lender may from time to time establish and revise in its Permitted Discretion to reduce the amount of Revolving Loans and Letters of Credit that would otherwise be available to Borrowers under the lending formula provided for herein, including, without duplication: (a) amounts to reflect events, conditions, contingencies or risks which, as determined by the Lender, affect the assets, business or prospects of Borrower, or the Collateral or any other property which is security for the Obligations or its value, or the enforceability, perfection or priority of the Lender’s Lien in the Collateral (including the Lender’s ability to collect, or enforce its rights against, the Collateral); (b) the aggregate amount of liabilities secured by Liens (other than Permitted Liens) upon Collateral that are senior to the Lender’s Liens (but imposition of any such reserve shall not waive a Default or an Event of Default (if any) arising therefrom); (c) amounts to reflect Lender’s Permitted Discretion that any collateral report or financial information furnished by or on behalf of any Borrower or any other Loan Party to the Lender is or may have been incomplete, inaccurate or misleading in any material respect; (d) amounts to reflect any state of facts which do or would with notice or passage of time or both, constitute an Event of Default; (e) to reflect liability, contingent or otherwise, of the Lender or any Affiliate of Lender to any third party in connection with any Bank Product; (e) amounts to reflect conditions, contingencies or risks in connection with Bank Products offered by the Lender or any Affiliate of Lender to any Borrower, (f) for rent at locations leased by any Borrower and for storage, processing, and other charges of third-parties in possession of Collateral; (g) for payroll, taxes, fees, assessments, and other governmental charges with respect to the Collateral or any Borrower; (h) amounts to reflect deferred or unearned revenue; and (i) the amount, if any, of dilution with respect to the Accounts as calculated by the Lender that has exceeded 5% over the trailing twelve-month period.

“Revolving Commitment” means the Lender’s commitment under this Agreement to make Revolving Loans and issue Letters of Credit. The Revolving Commitment is $15,000,000 on the Closing Date.

“Revolving Exposure” means, at any time, the sum of (1) the outstanding principal amount of Revolving Loans and (2) Letter of Credit Exposure.

“Revolving Loan” means a Loan made under Section 2.1.

“Revolving Note” has the meaning assigned to such term in Section 2.1.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning assigned to such term in Section 3.11.

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“Specified Blocked Account” means all accounts maintained with Bank of America listed on Schedule 6.7.

“SOFR Adjustment” with respect to Term SOFR means 0.11448% (11.448 basis points) for an Interest Period of one-month’s duration, and 0.26161% (26.161 basis points;) for an Interest Period of three-month’s duration.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if the financial statements were prepared in accordance with GAAP, as well as any other Person (1) of which Equity Interests representing more than 50% of the Equity Interest or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, Controlled, or held, or (2) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent.

“Successor Rate” has the meaning specified in Section 3.11.

“Successor Rate Conforming Changes” means, with respect to any proposed Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Lender, to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Successor Rate exists, in such other manner of administration as the Lender determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, charges, withholdings (including backup withholding) or other charges imposed by any Governmental Body, including any interest, penalties and additions to taxes applicable thereto.

“Term Loan” means the Loan made under Section 2.2.

“Term Loan Commitment” means the Lender’s commitment to make the $2,200,000 Term Loan on the Closing Date. After advancing the Term Loan, each reference to the Lender’s Term Loan Commitment refers to the outstanding principal amount of the Term Loan.

“Term Note” has the meaning assigned to such term in Section 2.2.

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“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than 0.50%, the Term SOFR shall be deemed 0.50% for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Lender) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time).

“Toxic Substances” means any material that has been shown to have an adverse effect on human health or that is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. Section 2601 et seq., applicable state law, or any other present and future applicable Federal or state laws related to toxic substances, and includes asbestos, polychlorinated biphenyls (PCBs) and lead based paints.

“UCC” means the Uniform Commercial Code as in effect from time to time in Illinois (but if the law, perfection, or the effect of perfection or non-perfection of any Lien on any Collateral is governed by the Uniform Commercial Code in effect in a different jurisdiction, “UCC” means the Uniform Commercial Code as in effect in that other jurisdiction with respect to perfection or the effect of perfection or non-perfection).

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UFCA” has the meaning assigned to such term in Section 14.4(d).

“UFTA” has the meaning assigned to such term in Section 14.4(d).

“Undrawn Availability” means, as of any determination date, an amount equal to (x) the Maximum Borrowing Amount, minus (y) the sum of (1) the Revolving Exposure, plus (2) all amounts owed to each Borrower’s trade creditors that are outstanding 60 or more days beyond the due date, plus (3) fees and Expenses that any Loan Party is liable for but that have not been paid or charged to the Loan Account, plus (4) all amounts owing for taxes that are past due.

“Unreimbursed Amount” has the meaning assigned to such term in Section 2.9(c).

“Unused Revolving Commitment” means, at any time, the excess of (a) the Revolving Commitment at such time over (b) the Revolving Exposure at such time.

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“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Value” means (a) for Inventory, its value determined on the basis of the lower of average cost (which approximates first-in, first-out) or net realizable value; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other Taxes) that have been or could reasonably be expected to be claimed by the Account Debtor or any other Person.

“Waivers” means all landlord’s waivers, warehouseman’s waivers, creditor’s waivers, mortgagee waivers, processing facility and bailee waivers, and customs broker waivers that are executed and delivered in connection with this Agreement.

“Withholding Agent” means the Borrower and the Lender.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.3 UCC Terms. Unless defined in the Loan Documents, all terms used in the Loan Documents and defined in the UCC have the meaning given in the UCC. These UCC terms include: “Account”, “Account Debtor”, “Certificated Security”, “Chattel Paper”, “Commercial Tort Claim”, “Commodities Account”, “Deposit Account”, “Document”, “Equipment”, “Farm Products”, “Financial Asset”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Lease”, “Lessor”, “Letter-of-Credit Rights”, “money”, “Payment Intangibles”, “Proceeds”, “Product”, “Record”, “Secured Party”, “Securities Account”, “Security”, “Security Entitlement”, “Security Interest”, and “Supporting Obligation”.

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1.4 General Construction. When computing time periods from a specified date to a later specified date, “from” means “from and including” and “to” and “until” each mean “to but excluding”. In the Loan Documents: (1) all references to laws and statutes include all regulations and Governmental Body interpretations; (2) all references to laws, statutes, and regulations include any amendments, renewals, extensions, replacements, or successor laws, statutes, or regulations; (3) any definition of or reference to any agreement, instrument, or other document means the agreement, instrument, or other document as from time to time amended, amended and restated, supplemented, modified, substituted, or replaced; (4) any reference to any Person includes that Person’s successors and assigns (and if the Person is a natural person, that Person’s heirs, executors, and personal representatives) and, unless expressly stated otherwise, its Subsidiaries; (5) the words “herein,” “hereof,” and “hereunder,” and words with similar meanings, refer to this Agreement in its entirety and not any particular provision or section; (6) “discretion” when not capitalized means a determination made by the Lender in its sole and absolute discretion; (7) any reference to payment, repayment, or prepayment means payment in immediately available funds in Dollars; (8) any pronoun covers all genders; (9) wherever appropriate in the context, terms used in the Loan Documents in the singular also include the plural and vice versa; (10) any reference to any Loan Document or any other document, agreement, instrument, report, certificate, or other similar deliverable means that the Loan Document or other deliverable is satisfactory in form and substance to the Lender in its discretion; (11) the words “include,” “includes,” and “including” are treated as being followed by “without limitation”; (12) wherever appropriate in the context, terms used in the singular also include the plural and vice versa; and (13) captions used in the Loan Documents are for convenience only and are not taken into account in interpreting the document. All financial and Borrowing Base calculations must be performed with Inventory valued on first-in, first-out basis, at the lower of cost or market value. A Default or an Event of Default exists at all times during the period beginning on the date that it occurs to the date on which it is waived in writing by the Lender or, in the case of a Default, is cured within any cure period expressly provided for in this Agreement. All covenants are given independent effect so that if a particular action or condition is not permitted by any covenant, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant does not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties in the Loan Documents are given independent effect so that if a particular representation or warranty is incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached does not affect the incorrectness or a breach of a representation or warranty.

1.5 Time. Except as otherwise specified herein, any reference to a particular time means such time in Chicago, Illinois.

ARTICLE II
COMMITMENTS OF THE LENDER; BORROWING PROCEDURE

2.1 Revolving Loans. Subject to the terms and conditions in this Agreement, the Lender will make Revolving Loans to the Borrowers in aggregate amounts outstanding at any time before the Maturity Date equal to (x) the Maximum Borrowing Amount minus (y) the Letter of Credit Exposure. The Revolving Loans initially bear interest as Base Rate Loans (but may be converted into a Term SOFR Loan in accordance with Article 3). The Revolving Loans are evidenced by a promissory note (the “Revolving Note”) substantially in the form attached as Exhibit C.

2.2 Term Loan. Subject to the terms and conditions in this Agreement, the Lender agrees to make a term loan (the “Term Loan”) to the Borrowers on the Closing Date in the amount of the Term Loan Commitment by transferring immediately available funds to the Loan Account or as the Loan Party Representative may otherwise instruct in writing. The Term Loan initially bears interest as a Base Rate Loan and may be converted into a Term SOFR Loan in accordance with Article 3). The Term Loan is evidenced by a promissory note (the “Term Note”) substantially in the form attached as Exhibit D.

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2.3 Reserved.

2.4 Loan Procedures.

(a) Borrowing Procedures. The Loan Party Representative shall give written notice (delivered by hand, pdf by email communication, fax or other electronic transmission) (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Borrowing) to the Lender of each proposed borrowing not later than noon on the proposed date of such borrowing for Base Rate Loans and noon on the day three (3) Business Days before the date of any such proposed borrowing for Term SOFR Loan. Each such notice shall be effective upon receipt by the Lender, shall be irrevocable, and shall specify the date and amount of borrowing requested. Not later than 1:00 P.M., the Lender shall pay over the funds to the Loan Party Representative on the requested borrowing date. Each borrowing shall be on a Business Day. Each borrowing shall be in an aggregate amount of at least $100,000 and an integral multiple of $100,000.

(b) Conversion of Loans. Loan Party Representative may, on the last Business Day of the then current Interest Period applicable to any outstanding Term SOFR Loan, or on any Business Day with respect to Base Rate Loans, convert any such Loan into a Loan of another type in the same aggregate principal amount provided that any conversion of a Term SOFR Loan shall be made only on the last Business Day of then current Interest Period applicable to such Term SOFR Loan. If Borrower desires to convert a Loan, Loan Party Representative shall give Lender not less than three (3) U.S. Government Securities Business Days’ prior written notice to convert from a Base Rate Loan to a Term SOFR Loan or one (1) Business Day’s prior written notice to convert from a Term SOFR Loan to a Base Rate Loan, specifying the date of such conversion, the Loans to be converted, and if the conversion is from a Base Rate Loan to a Term SOFR Loan, whether the Term SOFR will be based upon a one (1) or three (3) month rate; provided, however, Borrower shall not be permitted to convert a Base Rate Loan to a Term SOFR Loan or continue to select a Term SOFR Loan during the continuance of a Default or an Event of Default. With respect to all Loans, only three (3) Loans with Interest Periods ending on different days may be outstanding at the same time. Notwithstanding the foregoing or any other provision of this Agreement, prior to 90 days after the Closing Date, the Interest Period for any Loan shall be one month.

(c) Certain Conditions. Notwithstanding any other provision of this Agreement, the Lender shall not have an obligation to make any Loan if an Event of Default exists.

2.5 Loan Disbursement. All Loans will be disbursed from an office or location that the Lender designates from time to time. Revolving Loans may be borrowed, repaid, and reborrowed in accordance with the Loan Documents. The Term Loan may not be reborrowed once repaid. If funded by the Lender, the Lender will make the proceeds of each Revolving Loan requested by the Loan Party Representative available to it by crediting the Loan to a Borrower’s operating account at the Lender. Revolving Loans treated as being requested by a Borrower will be disbursed to the Lender and applied to the obligation or liability related to the deemed request.

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2.6 Maximum Advances. The Borrowers may not at any time allow the Revolving Exposure to exceed the Maximum Borrowing Amount (and if it does for any reason the Borrowers must immediately and without demand pay the excess to the Lender).

2.7 Loan Repayment; Term Loan Amortization.

(a) The Loans are due and payable in full on the Maturity Date.

(b) The Term Loan amortizes in equal $36,666.67 monthly installments on the first day of each month, beginning on the first day of the first month after the Closing Date. The final payment, equal to the remaining principal balance, is payable on the Maturity Date. Payments or prepayments of the Term Loan may not be reborrowed.

(c) Reserved.

(d) Checks, notes, drafts, and other payment items may not be immediately collectible. Accordingly, when calculating outstanding availability, each payment and all other amounts received in the Cash Concentration Account is treated as received by the Lender (and the Lender will provisionally credit the Loan Account) on the Business Day immediately following the day on which the Lender receives actual possession of the payment item for deposit to the Cash Concentration Account. In consideration for this accommodation, the Borrowers agree that in calculating interest and other charges and fees, all payments are treated as having been credited to the Loan Account on the second Business Day immediately following the Business Day on which the payments are treated as having been received by the Lender under this Section. The Lender does not have to credit the Loan Account for any payment item that is not satisfactory to the Lender in its discretion. All credits are provisional and are subject to verification and final settlement. The Lender may charge the Loan Account for any payment item that is returned unpaid or otherwise not collected. Any information and data reported to the Borrowers under any service that is received before final posting and confirmation is subject to correction. The Lender has no liability for the content of any preliminary service related information.

(e) The Loan Parties must pay all payments under the Loan Documents to the Lender (without any deduction whatsoever, including any set-off, recoupment, or counterclaim), at the Payment Office, not later than 11:59 a.m., on the due date, in Dollars. The Lender may in its discretion pay any Obligations due under the Loan Documents (or other amounts any Loan Party is required to pay under the Loan Documents) by charging the Loan Account or by making Advances.

2.8 Statements. The Lender will maintain a loan account in accordance with its customary procedures in the Borrowers’ name (the “Loan Account”) in which it will record, among other things, the date and amount of each Advance and the date and amount of each payment (but the Lender’s failure to record this information does not affect the Lender’s rights, create any liability, or release any Loan Party from any liability).

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2.9 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, the Lender agrees, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers or any of their domestic Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.9(b), and (2) to honor drawings under the Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Revolving Exposure shall not exceed the Revolving Commitment, and (y) the Letter of Credit Exposure shall not exceed the Letter of Credit Sublimit. Each request by the Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The Lender shall have no obligation to issue any Letter of Credit if:

(A) the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance;

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date;

(C) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing the Letter of Credit, or any law applicable to the Lender or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;

(D) the issuance of the Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally; or

(E) the Letter of Credit is to be denominated in a currency other than Dollars.

(iii) The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

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(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the Lender in the form of a Letter of Credit Application, appropriately completed and signed by the Borrowers and/or such Subsidiary. Such Letter of Credit Application may be sent by fax transmission, by United States mail, by overnight courier, by electronic transmission using the system provided by the Lender, by personal delivery or by any other means acceptable to the Lender. Such Letter of Credit Application must be received by the Lender not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Lender may agree in a particular instance in its Permitted Discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Lender may require. Additionally, the Borrower shall furnish to the Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Letter of Credit Applications, as the Lender may require.

(ii) So long as the applicable conditions contained in Section 8 are satisfied, subject hereof, the Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrowers (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Lender’s usual and customary business practices.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Lender will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Lender shall notify the Borrowers thereof. Not later than 11:00 a.m. on the date of any payment by the Lender under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Lender the amount of such drawing (an “L/C Borrowing”). If the Borrower fails to so reimburse the Lender by such time, the Borrowers shall be deemed to have requested a Revolving Loan that is a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the amount of the unreimbursed drawing (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.4 for the principal amount of Revolving Loans. Any notice given by the Lender pursuant to this Section may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

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(d) Obligations Absolute. The obligation of the Borrowers to reimburse the Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement or by such Letter of Credit, the transactions contemplated hereby or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, endorsement, certificate or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the Lender of any requirement that exists for the Lender’s protection and not the protection of the Borrowers or any waiver by the Lender which does not in fact materially prejudice the Borrowers;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of its Subsidiaries.

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The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.

(e) Role of the Lender as Issuer. The Borrowers agree that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight or time draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Lender, any of its Related Parties nor any correspondent, participant or assignee of the Lender shall be liable or responsible for any of the matters described in this Section; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the Lender, and the Lender may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove, as determined by a final nonappealable judgment of a court of competent jurisdiction, were caused by the Lender’s willful misconduct or gross negligence or the Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight or time draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Lender may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(f) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the Lender and the Borrowers when a Letter of Credit is issued (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Lender shall not be responsible to the Borrowers for, and the Lender’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Lenders Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

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(g) Letter of Credit Fees. The Borrowers shall pay to the Lender a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be (1) due and payable on the first Business Day of each month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (2) computed on a monthly basis in arrears. If there is any change in the Applicable Rate during any month, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such month that such Applicable Rate was in effect.

(h) Fronting Fee and Documentary and Processing Charges. The Borrowers shall pay directly to the Lender a fronting fee with respect to each Letter of Credit, at the rate per annum specified in in a fee letter with the Lender (or such other rate separately agreed between the Borrowers and the Lender, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day of each month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.2. In addition, the Borrowers shall pay directly to the Lender the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(i) Conflict with Letter of Credit Applications. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the Lender hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

2.10 Other Letter of Credit Issues.

(a) The Borrowers indemnify and save and hold the Lender and its Affiliates harmless from any loss, cost, Expense, or liability (including payments made by the Lender or any of the Lender’s Affiliates incurred in connection with any Letter of Credit). The Borrowers are bound by the Lender’s regulations and good faith interpretations of any Letter of Credit, although this interpretation may be different from the Borrowers’ interpretation. Furthermore, neither the Lender nor any of its correspondents are liable for any error, negligence, or mistakes, whether by omission or commission, in following any of any Borrower’s instructions or those contained in any Letter of Credit or of any modifications, amendments, or supplements to any Letter of Credit, or in issuing or paying any Letter of Credit.

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(b) Each Loan Party appoints the Lender, or its designee, as its attorney, with full power and authority: (1) to sign and endorse its name on any warehouse or other receipts, letter of credit applications and acceptances, and bills of lading; (2) to clear Inventory through the United States of America Customs Department (“Customs”) in its name (or in the name of its designee), and to sign and deliver to Customs officials powers of attorney in its name; and (3) to complete in its name, the Lender’s name, or in the name of the Lender’s designee, any order, sale, or transaction, and to obtain any related documents and collect the proceeds thereof. Neither the Lender nor its attorneys are liable for any acts or omissions nor for any error of judgment or mistakes of fact or law. This power, being coupled with an interest, is irrevocable as long as any Letter of Credit is outstanding.

(c) Immediately upon the Lender’s request (x) when an Event of Default exists, or (y) if any Letter of Credit is outstanding within five Business Days of the Maturity Date, the Borrowers must Cash Collateralize the Letter of Credit Exposure in an amount equal to not less than 105% of the amount of such L/C Obligations. The Borrowers irrevocably authorize the Lender, on the Borrowers’ behalf and in any Borrower’s name, to open that account and to make and maintain the required deposits in that account or in an account opened by the Borrowers, out of the proceeds of Accounts or other Collateral, from an Advance, or out of any other of any Loan Party’s funds coming into the Lender’s possession. The Lender will deposit the cash collateral (less applicable Reserves) in a non-interest bearing account. The Borrowers may not withdraw amounts in this account until the Obligations are irrevocably paid and performed in full and the Loan Documents have been terminated.

2.11 Mandatory Prepayment.

(a) Net Cash Proceeds of Asset Sales. Subject to Section 7.1 hereof, upon the receipt by any Loan Party of the proceeds of any Asset Disposition (other than sales of Inventory in the ordinary course of business), the Borrowers shall prepay the Loans with the Net Cash Proceeds of such sale or other disposition, such prepayments to be made promptly but in no event more than one (1) Business Day following receipt of such Net Cash Proceeds, and until the date of payment, such proceeds shall be held in trust for the Lender. The foregoing shall not be deemed to be implied consent to any such sale or other disposition otherwise prohibited by the terms and conditions hereof.

(b) Events of Loss. If any Equipment or real property of the Borrowers which is subject to a Lien in favor of the Lender or any other Collateral is damaged, destroyed or taken by condemnation in whole or in part, the Borrowers shall prepay the Loans with the proceeds thereof, such prepayment to be made promptly but in no event more than three (3) Business Days following receipt of such proceeds, and until the date of payment, such proceeds shall be held in trust for the Lender.

(c) Equity Issuances. If any Loan Party issues Equity Interests or receives a capital contribution, no later than the Business Day following the date of receipt of the proceeds thereof, the Borrowers shall notify the Lender of such Loan Party’s receipt of such proceeds and shall, or cause such Loan Party to, immediately prepay the Loans with the Net Cash Proceeds of such issuance of Equity Interests, and until so paid, such proceeds shall be held in trust for the Lender. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions of this Agreement or to any Change of Control resulting from such sale.

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(d) Revolving Commitment. If on any date (after giving effect to any other payments on such date), the Revolving Exposure exceeds the lesser of (i) the Revolving Commitment and (ii) the Borrowing Base, then, in the case of each of the foregoing, the Borrowers shall, on such day, prepay on such date the principal amount of Revolving Loans in an amount equal to such excess and, after all outstanding Revolving Loans have been paid in full, prepay the disbursements relating to Letters of Credit that have not been reimbursed by the Borrowers in an amount equal to such excess.

2.12 Application of Proceeds. Each prepayment under Section 2.11(a), (b) and (c) shall be applied, first, to prepay the principal repayment installments of the Term Loan in the inverse order of maturity until the Term Loan has been paid in full, and second, at the option of the Lender, to permanently reduce the Revolving Commitment until reduced to zero. If, upon giving effect to any reduction in the Revolving Commitment pursuant to the foregoing sentence, the Revolving Exposure exceeds the Revolving Commitments, then the Borrowers shall repay Revolving Loans in an amount sufficient to eliminate such excess.

2.13 Voluntary Prepayments. The Borrowers may from time to time prepay the Loans in whole or in part; provided that the Borrowers shall give the Lender notice thereof not later than 11:00 A.M., on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.

2.14 Additional Payments. Any amounts expended by the Lender due to any Loan Party not performing or complying with its obligations under any Loan Document (including under Sections 2.9, 4.2, 4.4, 4.6, 4.12, 4.13, 4.15, 6.6, and 15.5) may be charged to the Loan Account as a Base Rate Revolving Loan and added to the Obligations.

2.15 Use of Proceeds. The Borrowers may only use the Advances and the Term Loan (1) to repay Indebtedness on the Closing Date in accordance with payoff letters received by the Lender; (2) to pay fees and Expenses relating to the transactions contemplated by the Loan Documents; and (3) for general corporate purposes and working capital needs allowed under this Agreement, including Capital Expenditures and for such other legal and proper purposes as are consistent with all applicable laws and with this Agreement.

2.16 Taxes.

(a) Defined Terms. For purposes of this Section, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

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(c) Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Body in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(e) Reserved.

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Body pursuant to this Section, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(g) Reserved.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Body) in the event that such indemnified party is required to repay such refund to such Governmental Body. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Lender or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE III
INTEREST AND FEES

3.1 Interest. The unpaid principal amount of each Loan made by the Lender shall bear interest, for the period commencing on the date of such Loan until such Loan is paid in full, for Base Rate Loans, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Rate from time to time in effect, and for Term SOFR Loans, at a rate per annum equal to the sum of Term SOFR for such Loan plus the Applicable Rate from time to time in effect; provided that at any time an Event of Default exists, unless the Lender otherwise consents in writing, the interest rate applicable to each Loan and other Obligations shall be automatically increased by 2.0% (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate plus 2.0%) (the “Default Rate”), provided further that such increase may thereafter be rescinded by the Lender in writing, notwithstanding Section 15.2. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 10.1 or 10.7, such increase shall occur automatically.

3.2 Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears (i) in respect of each Base Rate Loan, on the first day of each calendar month, upon a prepayment of such Loan and at maturity, and (ii) in respect of each Term SOFR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period, upon a prepayment of such loan and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

3.3 Closing Fee. The Borrowers must pay the Lender a $86,000 closing fee on the Closing Date, which shall be fully earned on the date paid.

3.4 Collateral Monitoring Fee.

(a) The Borrowers must pay the Lender a $12,000 per calendar year collateral monitoring fee on the Closing Date and on the first day of the month following each anniversary of the Closing Date.

3.5 Non-Use Fee. The Borrowers agree to pay to the Lender a non-use fee, for the period from the Closing Date to the Maturity Date, at a rate per annum equal to (a) the Applicable Rate in effect from time-to-time times (b) the Unused Revolving Commitment in effect on such day. Such non-use fee shall be payable in arrears on the first day of each calendar month and on the Maturity Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

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3.6 Reserved.

3.7 Computing Interest and Fees. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate. The applicable interest rate for each Term SOFR Loan shall change simultaneously with each change in Term SOFR.

3.8 Maximum Charges. In no event whatsoever may interest, fees, and other charges charged under the Loan Documents exceed the highest rate allowed. If interest, fees, and other charges would exceed the highest rate allowed under law, the excess amount will instead be first applied to any unpaid principal balance owed by the Borrowers and then the Lender will refund the remaining balance to the Borrowers. In addition, the Loan Documents will be automatically amended to provide for the highest allowed rate.

3.9 Increased Costs. If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any Governmental Body or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a) imposes, modifies or deems applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of Term SOFR pursuant to Article 3, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender; or

(b) imposes on the Lender any other condition affecting its Term SOFR Loans, its Notes or its obligation to make Term SOFR Loans; or

(c) subjects any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(d) and the result of anything described in clauses (a) and (c) above is to increase the cost to (or to impose a cost on) the Lender (or any office of the Lender) or such other Recipient of making, converting to, continuing or maintaining any Term SOFR Loans, or to increase the cost to the Lender, such issuer of a Letter of Credit hereunder or such other Recipient of participating in, issuing or maintaining any such Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender (or its office), such issuer of a Letter of Credit hereunder or such other Recipient under this Agreement or under its Notes with respect thereto, then upon demand by the Lender, such issuer of a Letter of Credit hereunder or such other Recipient, as the case may be, the Borrowers shall pay directly to the Lender, issuer of a Letter of Credit hereunder or other Recipient, as the case may be, such additional amount as will compensate the Lender, issuer of a Letter of Credit hereunder or other Recipient, as the case may be, for such increased cost or such reduction, so long as such amounts have accrued on or after the day that is 270 days prior to the date on which the Lender, issuer of a Letter of Credit hereunder or other Recipient, as the case may be, first made demand therefor.

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If the Lender determines that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Body or comparable agency charged with the interpretation or administration thereof, or the compliance by the Lender or any Person controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s or such controlling Person’s capital as a consequence of the Lender’s obligations to a level below that which the Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration the Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by the Lender or such controlling Person to be material, then from time to time, upon demand by the Lender, the Borrowers shall pay to the Lender such additional amount as will compensate the Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day that is 270 days prior to the date on which the Lender first made demand therefor.

3.10 Inadequacy or Unfairness.

(a) If in connection with any request for a Term SOFR Loan or a conversion to or continuation thereof, (i) the Lender determines that adequate and reasonable means do not exist for determining Term SOFR for any requested Loan and (2) the Scheduled Unavailability Date has not occurred (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Lender determines that for any reason Term SOFR for any requested Term SOFR Loans does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Loan Party Representative. Thereafter, the obligation of the Lender to make or maintain Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans) until the Lender revokes such notice. Upon receipt of such notice, the Loan Party Representative may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

(b) Notwithstanding the foregoing, if the Lender has made the determination described in clause (a)(i) of this Section 3.10, the Lender in consultation with the Loan Party Representative, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Lender revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section 3.10, (ii) the Lender notifies the Loan Party Representative that such alternative interest rate does not adequately and fairly reflect the cost to the Lender of funding the Impacted Loans, or (iii) the Lender determines that any law has made it unlawful, or that any Governmental Body has asserted that it is unlawful, for the Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Body has imposed material restrictions on the authority of the Lender to do any of the foregoing.

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3.11 Successor Rate.

(a) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Lender determines (which determination shall be conclusive absent manifest error), or the Loan Party Representative notifies the Lender that the Borrowers have determined, that adequate and reasonable means do not exist for ascertaining Term SOFR, including, without limitation, because Term SOFR is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b) the administrator of Term SOFR or a Governmental Body having jurisdiction over the Lender or such administrator has made a public statement identifying a specific date after which Term SOFR shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Lender, that will continue to provide Term SOFR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(c) the administrator of Term SOFR or a Governmental Body having jurisdiction over such administrator has made a public statement announcing that all tenors of Term SOFR are no longer representative; or

(d) syndicated loans currently being executed, or that include language similar to that contained in this Section 3.11, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace Term SOFR;

then, in the case of clauses (a)-(c) above, on a date and time determined by the Lender (any such date, the “Replacement Date”), which date shall be on the relevant interest payment date for interest calculated and shall occur reasonably promptly upon the occurrence of any of the events or circumstances under clauses (a), (b) or (c) above and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with the alternative set forth below for any payment period for interest calculated that can be determined by the Lender, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”; and any such rate before giving effect to the Related Adjustment, the “Pre-Adjustment Successor Rate”): the sum of (A) the alternate benchmark rate that has been selected by the Lender as the replacement for Term SOFR for the applicable tenor giving due consideration to (y) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (z) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for Term SOFR for dollar-denominated syndicated credit facilities at such time and (B) the Related Adjustment;

and in the case of clause (d) above, the Borrowers and the Lender may amend this Agreement solely for the purpose of replacing Term SOFR under this Agreement and under any other Loan Document in accordance with the definition of “Successor Rate” and such amendment will become effective at 5:00 p.m., on the fifth Business Day after the Lender shall have notified the Loan Party Representative of the occurrence of the circumstances described in clause (d) above.

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The Lender will promptly (in one or more notices) notify the Loan Party Representative of (x) any occurrence of any of the events, periods or circumstances under clauses (a) through (d) above, (y) the Replacement Date and (z) the Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Lender, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Lender.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Lender will have the right to make Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Lender shall post each such amendment implementing such Successor Rate Conforming Changes to the Loan Party Representative reasonably promptly after such amendment becomes effective.

If the events or circumstances of the type described in Section 3.11(a)-(d) have occurred with respect to the Successor Rate then in effect, then the successor rate thereto shall be determined in accordance with the definition of “Successor Rate.”

Notwithstanding anything to the contrary herein, (A) after any such determination by the Lender, if the Lender determines that no Successor Rate is available on or prior to the Replacement Date, (B) if the events or circumstances described in Section 3.11(d) have occurred but no Successor Rate is available, or (C) if the events or circumstances of the type described in Section 3.11(a)-(c) have occurred with respect to the Successor Rate then in effect and the Lender determines that no Successor Rate is available, then in each case, the Lender and the Borrowers may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.11 at the end of any relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Lender from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Lender shall have posted such proposed amendment to the Loan Party Representative.

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If, at the end of any relevant interest payment date or payment period for interest calculated, no Successor Rate has been determined in accordance with the preceding paragraphs of this Section 3.11 and the circumstances under Section 3.11(a) or (c) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Lender will promptly so notify the Loan Party Representative. Thereafter, the obligation of the Lender to make or maintain Term SOFR Loans shall be suspended, (to the extent of the affected Term SOFR Loans, interest payment dates or payment periods), until the Successor Rate has been determined in accordance with the preceding paragraphs of this Section 3.11. Upon receipt of such notice, the Loan Party Representative may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for a Base Rate Loans in the amount specified therein.

ARTICLE IV
COLLATERAL: GENERAL TERMS

4.1 Security Interest. To secure the prompt payment and performance of the Obligations, each Loan Party grants to the Lender (and each of its Affiliates) a continuing Lien on, security interest in, pledge of, and assignment of all of its Collateral. Each Loan Party must promptly give the Lender written notice of all commercial tort claims (including the case name, court it is pending in, and a brief description of each claim) and, upon the Lender receiving such notice, that Loan Party is treated as having granted to the Lender a security interest and Lien in and to those commercial tort claims and all proceeds thereof. In addition, to secure the payment and performance of the Obligations, each Loan Party must also assign, pledge, and grant to the Lender a first priority Mortgage on its Owned Real Property, if any.

4.2 Perfection. Each Loan Party must immediately take all action that the Lender requests to maintain the validity, perfection, enforceability, and priority of the Lender’s Lien on the Collateral or to enable the Lender to protect, exercise, or enforce its rights under the Loan Documents and in the Collateral, including: (1) immediately discharging all Liens other than Permitted Liens; (2) obtaining any Waivers that the Lender may request in its discretion; (3) delivering to the Lender, endorsed (or accompanied by any assignments that the Lender may specify) and stamping or marking, as the Lender may specify, all Chattel Paper, Instruments, letters of credit (and advices), and Documents that are part of the Collateral; (4) entering into lockbox and other custodial arrangements satisfactory to the Lender; and (5) executing and delivering control agreements, pledges, Mortgages, notices, and assignments as requested by the Lender in its discretion. Each Loan Party authorizes the Lender to file against it one or more financing, continuation, or amendment statements. All Expenses and taxes that the Lender incurs in doing any of the preceding will be charged to the Loan Account as a Base Rate Revolving Loan and added to the Obligations (or, at the Lender’s option, must be paid by the Borrowers to the Lender immediately on demand).

4.3 Dispositions. Each Loan Party must safeguard and protect all Collateral for the Lender’s account and may not, except as expressly permitted by this Agreement, dispose of any Collateral (whether by sale, lease, or otherwise).

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4.4 Preserving Collateral. Each Loan Party must cooperate fully with all of the Lender’s efforts to preserve and protect the Collateral and must take any actions to preserve and protect the Collateral that the Lender may request. When a Default Condition exists, the Lender may from time to time in its discretion (and without any Loan Party’s consent), make Revolving Loans for the Borrowers’ account that the Lender in its discretion believes are necessary or desirable: (1) to preserve or protect any Collateral; (2) to enhance the likelihood of (or maximize the amount of) the repayment of the Obligations; or (3) to pay any amount chargeable to any Loan Party under the Loan Documents or applicable law. All of the Lender’s Expenses referred to in this Section (including all Expenses related to bonding a custodian), will be charged to the Loan Account as a Base Rate Revolving Loan and added to the Obligations.

4.5 Ownership. At all times with respect to all Collateral: (1) a Loan Party must be its sole owner and fully authorized and able to sell, transfer, pledge, and grant the Lender a first priority Lien in it; (2) except for Permitted Liens, the Collateral must be free and clear of all Liens; (3) each document and agreement executed by each Loan Party or delivered to the Lender in connection with the Collateral must be true and correct in all respects; (4) each Loan Party’s signatures and endorsements must be genuine and properly authorized; and (5) each Loan Party’s Inventory may only be located at the locations listed on Schedule 4.5 (as may be updated from time to time by Loan Party Representative upon five Business Days’ prior written notice to the Lender with new locations in the United States that are acceptable to the Lender in its Permitted Discretion) and may not be removed from those locations (except (a) selling Inventory in the ordinary course of business when an Event of Default does not exist, and (b) Inventory in transit from one location identified on Schedule 4.5 to another location identified on Schedule 4.5).

4.6 Defending Lender’s Interests. Until (x) the Obligations are irrevocably paid and performed in full and (y) all Commitments and the Loan Documents have been terminated in writing, the Lender’s interests in the Collateral continue in full force and effect. Each Loan Party must defend the Lender’s interests in the Collateral against all Persons. When an Event of Default exists: (1) the Lender may take possession of the Collateral (and the indicia of ownership of any Collateral) in whatever physical form contained (including labels, stationery, documents, instruments, and advertising materials); (2) at the Lender’s request the Loan Parties must assemble the Collateral in the best manner possible and make it available to the Lender at a place designated by the Lender; (3) each Loan Party must, and the Lender may, at its option, instruct all suppliers, carriers, forwarders, warehousers, or others receiving or holding cash, checks, Inventory, documents, or instruments in which the Lender holds a Lien to deliver them to the Lender and subject them to the Lender’s order (and if they come into any Loan Party’s possession it must hold them in trust for the Lender and immediately deliver them to the Lender in their original form (together with any necessary endorsement)); (4) each Loan Party grants to the Lender and its assignees an irrevocable, assignable, non-exclusive license (exercisable without royalty payments or other compensation) to use, assign, license, or sublicense any present or future Intellectual Property (including in the license or sublicense access to all media in which any of the licensed items may be recorded or stored and to all related computer programs); (5) each Loan Party grants to the Lender and its assignees an irrevocable, assignable, non-exclusive license and lease or sublease to use, assign, license, or sublicense any leased Real Property or Owned Real Property (exercisable without paying any royalty, rent, or other compensation); (6) each Loan Party authorizes the Lender to pay, purchase, contest, or compromise any Lien that in the Lender’s Permitted Discretion appears to conflict with the Lender’s Liens (and to pay all related Expenses and to charge the Loan Account); (7) each Loan Party authorizes the Lender to hire security guards or implement other security measures; (8) each Loan Party authorizes the Lender to employ and maintain at any of each Loan Party’s premises a custodian (and each Loan Party grants the custodian full authority to do all acts necessary to protect and preserve the Collateral); (9) each Loan Party authorizes the Lender to lease warehouse facilities to which all or part of the Collateral may be moved; (10) each Loan Party authorizes the Lender to use any Loan Party’s owned or leased lifts, hoists, trucks, and other facilities or equipment to handle or remove Collateral; (11) each Loan Party authorizes the Lender to enter the premises where Collateral is located, to take and maintain possession of the Collateral; and (12) the Lender may at any time take any other steps that the Lender in its discretion believes are necessary or desirable to protect and preserve the Collateral. All of the Lender’s Expenses incurred in accordance with the preceding (including all Expenses related to bonding a custodian), will be charged to the Loan Account as a Base Rate Revolving Loan and added to the Obligations.

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4.7 Books and Records. Each Loan Party must: (1) keep complete and accurate books and records in which entries are made of all of its dealings and transactions; (2) establish accruals on its books for all Charges; and (3) on a current basis post on its books earnings, allowances for credit losses, advances and investments, and all other proper accruals (including for premiums due on required payments, and accruals for depreciation, obsolescence, or amortization). All requirements under this Section must be made in all material respects in accordance with GAAP consistently applied in the Loan Parties’ current independent public accountants’ opinion.

4.8 Financial Disclosure. Each Loan Party irrevocably authorizes all federal, state, and municipal authorities to furnish to the Lender copies of reports or examinations relating to each Loan Party.

4.9 Laws. Each Loan Party must comply with all laws, acts, rules, regulations, and orders of any Governmental Body (except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect). The Loan Parties must at all times cause all Collateral to be maintained strictly in accordance with the requirements of all insurance carriers that insure any of the Collateral so that all insurance remains in full force and effect.

4.10 Inspections and Appraisals. The Lender may at any time examine, audit, check, inspect, and make abstracts and copies of each Loan Party’s books, records, audits, correspondence, and all other materials related to the Collateral. The Lender and its agents may at any time enter upon any of each Loan Party’s premises and any premises where any Collateral is located to examine, audit, inspect, or appraise the Collateral and to do the things provided in the preceding sentence. The Lender may conduct examinations, audits, inspections, and appraisals at any time the Lender elects, in each case, except as provided in the next sentence, at the Loan Parties’ expense. Although the Lender may conduct as many examinations and appraisals as the Lender desires, if (1) no Default Condition has existed within 60 days of the date on which an appraisal or an examination was ordered, then the Loan Parties are only required to pay for two (2) examinations in any 12-month period and one (1) Inventory appraisal in any 12-month period (but if the Lender conducts an examination or appraisal that the Loan Parties would not be obligated to pay for and that examination reveals that a Default Condition exists or that any material Reserve is appropriate, then the cost of that examination does not count against the foregoing limits). Appraisals and examinations that occurred before the Closing Date also do not count against the limits in the preceding sentence.

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4.11 Insurance. Each Loan Party bears the full risk of any loss with respect to the Collateral. At each Loan Party’s own cost and expense, in amounts and with carriers acceptable to the Lender, each Loan Party must: (1) keep all properties and assets in which any Loan Party has an interest insured against fire, flood, sprinkler leakage, those other hazards covered by extended coverage insurance, and other hazards (and for such amounts) as the Lender may require in its Permitted Discretion and maintain business interruption insurance as is customary for companies engaged in businesses similar to each Loan Party’s; (2) maintain a bond in amounts that are customary for companies engaged in businesses similar to the Loan Parties insuring against larceny, embezzlement, and other criminal misappropriations; (3) maintain public and product liability insurance against claims for personal injury, death, or property damage suffered by others; (4) maintain worker’s compensation or similar insurance as required by law; and (5) furnish the Lender with (a) a status report with respect to the renewal of all insurance no later than 30 days before expiration, (b) evidence that all insurance has been renewed at least 10 days before expiration, and (c) lender-loss-payable, additional-insured, and mortgagee endorsements, naming the Lender as an additional-insured, lender-loss-payee, and mortgagee, and providing (A) that all insurance proceeds for loss or damage to Collateral must be payable to the Lender, (B) no insurance is affected by any act or neglect of the insured or property owner, and (C) that each policy and loss payable clause may not be cancelled, amended, or terminated without at least 30 days’ prior written notice to the Lender. The Loan Parties must provide copies of all insurance policies (including the appropriate lender-loss-payee and additional-insured endorsements) within five days after the Lender’s request. After an Event of Default, each insurance carrier is directed by the Lender and the Loan Parties to make all payments for all losses to the Lender solely in the Lender’s name (and not to a Loan Party or to a Loan Party and the Lender jointly). If nonetheless any insurance losses are paid by check, draft, or other instrument payable to any Loan Party or to any Loan Party and the Lender jointly, the Lender may endorse each Loan Party’s name and do such other things as the Lender may deem advisable to reduce the same to cash. After an Event of Default, the Lender has the sole authority to adjust and compromise claims under insurance coverage with respect to Collateral and business interruption insurance. All insurance loss recoveries with respect to Collateral received by the Lender may be applied to the Obligations in the order and manner determined by the Lender in its discretion (and the Lender will pay any surplus to the Loan Parties or as otherwise required by law). The Loan Parties must pay any deficiency to the Lender on demand.

4.12 Paying Insurance. If any Loan Party does not obtain, maintain, or renew any insurance required by the Loan Documents, the Lender may obtain and pay for it (but all premiums will be charged to the Loan Account as a Base Rate Revolving Loan and added to the Obligations).

4.13 Paying Taxes. Each Loan Party must pay, when due, all taxes, assessments, and other Charges levied or assessed against it or any of the Collateral, including real and personal property taxes, assessments, and Charges, and all franchise, income, employment, social security benefits, withholding, and sales taxes (except those being disputed in good faith, by expeditious and diligent protest, administrative or judicial appeal, or similar proceeding (but only if reserves are posted with the Lender to protect the Lender’s Lien on the Collateral)). If any tax is or may be imposed on the Lender or any Collateral due to any transaction between the Lender and any Loan Party, or other Charges are not paid when due, or if any claim is made which, in the Lender’s Permitted Discretion, may possibly create a Lien on the Collateral, the Lender may without notice to the Loan Parties pay the taxes, assessments, or other Charges and each Loan Party indemnifies and holds the Lender harmless for that payment. All payments by the Lender under this Section will be charged to the Loan Account as a Base Rate Revolving Loan and added to the Obligations.

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4.14 Paying Leasehold Obligations. Each Loan Party must pay when due its obligations under all leases and must otherwise comply with all other terms of its leases and keep them in full force and effect and, at the Lender’s request, provide evidence of having done so to the Lender.

4.15 Accounts.

(a) Accounts. Each Account: (1) is a valid Account for a bona fide obligation incurred by the named Account Debtor; (2) is for the fixed amount stated in the invoice for a Borrower’s absolute sale or lease and delivery of goods on stated terms, or for work, labor, or services rendered by a Borrower on the date each Account is created; and (3) is due and owing without dispute, set-off, counterclaim, reduction, or defense.

(b) Solvency. Each Account Debtor is and will be solvent and able to pay all of its Accounts in full when due.

(c) Locations. Each Loan Party’s state of organization and chief executive office are located at the addresses listed on Schedule 4.15(c). Until the Loan Party Representative gives the Lender 30 days’ prior written notice, all records must be kept at the executive office listed on Schedule 4.15(c).

(d) Notification. The Lender may at any time notify Account Debtors of the Lender’s Lien on the Borrowers’ Accounts. When an Event of Default exists, the Lender may notify Account Debtors to make payments directly to the Lender (and the Lender then has the sole right to collect Accounts).

(e) Lender’s Power to Act on the Loan Parties’ Behalf. The Lender may at any time receive, endorse, assign, and deliver in the Lender’s or any Loan Party’s name any checks, drafts, and other instruments, and each Loan Party waives notice of presentment, protest, and non-payment of any instrument so endorsed. Each Loan Party appoints the Lender and any of the Lender’s designees as its attorney with power: (A) at any time to: (1) endorse each Loan Party’s name on any notes, acceptances, checks, drafts, money orders, or other evidences of payment or Collateral; (2) sign each Loan Party’s name on any invoice or bill of lading relating to any Accounts, drafts against Account Debtors, and assignments and verifications of Accounts; (3) send Account verifications to Account Debtors; and (4) to do all other acts and things necessary to carry out or implement the Loan Documents and the Loan Party’s obligations under law; and (B) at any time when an Event of Default exists to: (1) demand payment of the Accounts; (2) enforce payment of the Accounts by legal proceedings or otherwise; (3) exercise all of the Loan Parties’ rights and remedies with respect to collecting Accounts and any other Collateral; (4) settle, adjust, compromise, extend, or renew Accounts; (5) settle, adjust, or compromise any legal proceedings brought to collect Accounts; (6) prepare, file, and sign each Loan Party’s name on a proof of claim in bankruptcy (or other similar document) against any Account Debtor; and (7) prepare, file, and sign each Loan Party’s name on any notice of Lien, assignment, lien satisfaction, or other similar document. Each Loan Party ratifies and confirms all actions of the attorney or designee (and the attorney or designee is not liable for any acts of omission or commission or for any error of judgment or mistake of fact or of law). This power of attorney is coupled with an interest and is irrevocable while any of the Obligations remain unsatisfied or unperformed. When an Event of Default or a Default exists, the Lender may change the address for delivery of mail to any Loan Party to any address that the Lender may designate and the Lender may receive, open, and dispose of all mail addressed to any Loan Party.

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(f) No Liability. The Lender does not have any liability for any error or omission or delay of any kind occurring in the settlement, collection, or payment of any of the Accounts or any instrument received in payment of Accounts, or for any damage resulting therefrom. The Lender may accept the return of the goods represented by any of the Accounts (without notice to or consent by any Loan Party), all without discharging or in any way affecting any Loan Party’s liability.

(g) Lockboxes and Deposit Accounts. The Borrowers must maintain with the Lender (or another bank selected by the Lender) a Lockbox and any deposit accounts required by the Lender, including the Cash Concentration Account. Each Lockbox and deposit account must be subject to a lockbox, a deposit account agreement, or control that is satisfactory to the Lender. The Borrowers must notify all Account Debtors and other Persons obligated to any Loan Party to make all payments to the Lockbox (and these notices must be satisfactory to the Lender in its discretion).

(h) Cash Concentration Account. All collections and all other proceeds of Collateral sent to the Lockbox will be deposited daily directly into the Cash Concentration Account and shall be deemed to be payments and shall be applied in accordance with Section 2.7(d). All funds in the Cash Concentration Account are the Lender’s exclusive property and are subject to the Lender’s sole control. The Borrowers do not have control over or any interest in the Cash Concentration Account. If any Borrower, any Affiliate or Subsidiary of a Borrower, any shareholder, officer, director, employee or agent of a Borrower or any Affiliate or Subsidiary of a Borrower, or any other Person acting for or in concert with a Loan Party shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Accounts or other Collateral, the Borrowers and each such Person shall promptly upon receipt thereof remit the same (or cause the same to be remitted) in kind to the Cash Concentration Account. All collections with respect to Collateral and all proceeds of Collateral received by the Loan Parties: (1) are received in trust for the Lender and as the Lender’s fiduciary; (2) may not be commingled with any of the Loan Parties’ other funds or property and are held in trust for the Lender and as the Lender’s fiduciary; and (3) except as provided in the following sentence with respect to the Specified Blocked Accounts, must on the day received be deposited into the Cash Concentration Account. The Specified Blocked Accounts may remain open for up to 90 days after the Closing Date (or such later date as agreed to by Lender in its Permitted Discretion); and (B) on each Business Day the funds on deposit in the Specified Blocked Accounts shall be wire transferred to the Cash Concentration Account. For the avoidance of doubt, on or before the date which is 90 days after the Closing Date (or such later date as agreed to by Lender in its Permitted Discretion), the Borrowers shall close each of the Specified Blocked Accounts.

(i) Adjustments. Without the Lender’s prior written consent, no Loan Party may (1) compromise or adjust any Account (or extend the time for its payment) or (2) accept any returns of merchandise or grant any discounts, allowances, or credits (except those done in the ordinary course of the Borrowers’ business and consistent with past practices that existed on the Closing Date and that have been disclosed to the Lender in writing).

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(j) Fees. Each Loan Party must pay to the Lender on demand all fees and Expenses that the Lender incurs in connection with (1) forwarding Advance proceeds and (2) establishing and maintaining the accounts required under the Loan Documents. The Lender may (without making demand) charge all fees and Expenses any Loan Party is obligated to pay under the Loan Documents to the Loan Account as a Base Rate Revolving Loan and add them to the Obligations.

4.16 Equipment Maintenance. Each Loan Party must maintain its Equipment in good operating condition and repair (reasonable wear and tear excepted), in accordance with industry standards, and must make all necessary replacements and repairs so that its value and operating efficiency are maintained and preserved. No Loan Party may use or operate the Equipment in a way that violates any law, statute, ordinance, code, rule, or regulation.

4.17 No Liability. Nothing in this Agreement makes the Lender any Loan Party’s agent for any purpose. The Lender is not responsible or liable for any reason for any shortage, discrepancy, damage, loss, or destruction of any Collateral. The Lender does not assume any of any Loan Party’s obligations under any contract or agreement assigned to the Lender (and the Lender is not responsible for any Loan Party’s obligation under any contract or agreement).

4.18 Environmental Matters.

(a) The Loan Parties must ensure that the Real Property complies with all Environmental Laws, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, and the Loan Parties must ensure that no Hazardous Substances are on any Real Property (except as permitted by applicable law or appropriate Governmental Bodies).

(b) If any Loan Party obtains, gives, or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (each, a “Hazardous Discharge”), or receives any notice of violation, request for information, notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter, or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest in any Real Property (each, an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (each, an “Authority”), then the Loan Parties must immediately send a written notice to the Lender detailing the facts and circumstances giving rise to the Hazardous Discharge or Environmental Complaint.

(c) The Loan Parties must immediately send to the Lender copies of any request for information, notification of potential liability, or demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated, or used by any Loan Party to dispose of Hazardous Substances and must continue to forward copies of correspondence between any Loan Party and the Authority regarding such claims to the Lender until the claim is settled. The Loan Parties must within three (3) Business Days forward to the Lender copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Loan Party is required to file under any Environmental Laws. All information provided to the Lender under the Loan Documents is provided solely to protect its Lien on the Collateral and does not create any obligation on the Lender’s part.

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4.19 Financing Statements. Except for financing statements filed with respect to Permitted Liens, no financing statement covering any of any Loan Party’s assets is on file in any public office or has been authorized by any Loan Party to be filed in any public office.

4.20 Pledged Equity Interests.

(a) Except as provided in the following sentence, each Loan Party grants a security interest in, Lien on, and pledges and collaterally assigns all of each Loan Party’s present and future rights and title to the Equity Interests of each present and future Subsidiary of each Loan Party (including those listed on Schedule 4.20) (all of the preceding and all proceeds, the “Pledged Equity Interests”). If, however, this grant would reasonably be expected to result in a material adverse tax consequence to the granting Loan Party with respect to its Equity Interests in a Foreign Subsidiary, then the Pledged Equity Interests do not include any Equity Interests in that Foreign Subsidiary to the extent that it would cause more than 65% of the total combined voting power of all classes of capital stock or similar Equity Interests of any first-tier Foreign Subsidiary (i.e., a Foreign Subsidiary that is a subsidiary of a “United States person” as defined in Code section 7701(a)(30)) which are entitled to vote (within the meaning of Treasury Regulations section 1.956-2(c)(2)) to be pledged.

(b) Each Loan Party represents and warrants that (1) Schedule 4.20 is a complete and accurate list of each Loan Party’s (and its Subsidiaries’) issued and outstanding Equity Interests; (2) the Loan Parties have executed appropriate transfer powers with respect to the Pledged Equity Interests and have deposited the Pledged Equity Interests and transfer powers with the Lender; (3) all Pledged Equity Interests have been duly authorized, validly issued, are fully paid and non-assessable; (4) with respect to any certificates delivered to the Lender representing any Pledged Equity Interests, either (x) they are Securities as defined in Article 8 of the UCC, or (y) if they are not Securities, then the Loan Parties must immediately inform the Lender in writing so that the Lender may take steps to perfect its Lien as a General Intangible (and no Loan Party may cause such certificates to become Securities as defined in Article 8 of the UCC without the Lender’s prior written consent); (5) all Pledged Equity Interests held by a securities intermediary are subject to a control agreement establishing the Lender’s control; (6) none of the Pledged Equity Interests have been issued or transferred in violation of the securities registration, securities disclosure, or similar laws of any jurisdiction; (7) except as listed on Schedule 4.20, there are no options, warrants, calls, or commitments whatsoever relating to the Pledged Equity Interests or that obligate the issuer of any Pledged Equity Interests to issue additional Equity Interests; and (8) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any Governmental Body or any other Person is required for any Loan Party’s pledge of the Pledged Equity Interests under this Agreement or for the Lender’s exercise of any remedies with respect to the Pledged Equity Interests (except as may be required in connection with the disposition by laws affecting the offering and sale of securities generally).

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(c) When an Event of Default exists, (1) each Loan Party authorizes the Lender to transfer the Pledged Equity Interests into the Lender’s (or any nominee’s) name (but the Lender is not obligated to do so); (2) the Lender may vote the Pledged Equity Interests; (3) the Lender may receive all dividends and other distributions made with respect to the Pledged Equity Interests; (4) the Lender has all the rights and remedies under the Loan Documents and those available to a secured party under the UCC and applicable law; and (5) the Lender may sell, assign, transfer, and deliver the Pledged Equity Interests at any time and from time to time. If the Lender determines that the Pledged Equity Interests are declining in value or that the Pledged Equity Interests are customarily sold in any recognized market, then the Lender does not have to give the Loan Parties prior notice before selling the Pledged Equity Interests. Otherwise, the Lender will give the Loan Party Representative at least 10 days’ prior notice before selling the Pledged Equity Interests. Each Loan Party waives any advertisement requirement and (except to the extent specifically required by the preceding sentence) waives notice of any kind with respect to a sale of any of the Pledged Equity Interests.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants that:

5.1 Authority. It has the full power, authority, and legal right to enter into the Loan Documents and to perform its obligations under the Loan Documents. Each Loan Party’s execution, delivery, and performance of the Loan Documents has been approved by all necessary legal and organizational Persons. All obligations under each Loan Document it executes are legal, valid, and binding obligations enforceable against it in accordance with their terms.

5.2 Formation; Qualification; and Subsidiaries. Schedule 5.2 lists: (1) each jurisdiction where each Loan Party is incorporated or organized; (2) each jurisdiction where each Loan Party is in good standing or qualified to do business; and (3) all of each Loan Party’s Subsidiaries. The jurisdictions listed on Schedule 5.2 are all of the jurisdictions in which each Loan Party is required to be in good standing or qualified to do business.

5.3 Officers; Directors; Equity Interest Holders; and Capitalization. Schedule 5.3 lists (1) the names and titles of each Loan Party’s executive officers and directors; (2) the names of each Loan Party’s Equity Interest holders and a description of their Equity Interests (including certificate numbers and the number of Equity Interests (and the percentage of total Equity Interests)); and (3) all outstanding subscriptions, options, warrants, calls, rights, and other agreements or commitments related to each Loan Party’s (and its Subsidiaries’) Equity Interests in any Loan Party (or any of its Subsidiaries).

5.4 No Governmental Approval; No Conflict. The transactions contemplated by the Loan Documents (1) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Body (except for those that have been obtained); (2) do not violate any law applicable to any Loan Party or any of its Subsidiaries; (3) do not violate or create a default under any indenture, agreement, or other instrument binding on any Loan Party, any of its Subsidiaries, or any of their respective assets; (4) do not require any Loan Party to make any payment to any Person (other than the Lender); and (5) do not create any Lien on any asset of any Loan Party (except Liens created under the Loan Documents).

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5.5 Tax Returns. Each Loan Party has (a) filed all federal, state, and other tax returns and reports required to be filed, and (b) has paid all federal, state and other taxes, assessments, fees, and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.6 Financial Information.

(a) The Loan Parties’ projected income statements, cash-flow statements, balance sheets, and availability forecasts attached as Schedule 5.6 (the “Projections”) were prepared by the Loan Party Representative’s Authorized Officer in good faith, are based on reasonable assumptions and estimates, and reflect the Loan Parties’ judgment based on present circumstances and the most likely conditions and actions.

(b) Each of (1) the audited consolidated balance sheets of the Loan Parties (and, if applicable, any other Persons) as of (x) December 31, 2024, and (y) September 30, 2025, and the related income statements, changes in stockholders’ equity, and changes in cash flow and (2) the consolidated balance sheets of the Loan Parties (and, if applicable, any other Persons) as of January 31, 2026, and the related income statements, changes in stockholders’ equity, and changes in cash flow (which were prepared by an Authorized Officer of the Loan Party Representative and true copies of which were delivered to the Lender), were prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the Loan Parties’ financial condition at such date and the results of their operations for that period. Since December 31, 2024, there has been no change in (x) the Loan Parties’ financial condition or (y) the aggregate value of the Loan Parties’ machinery, Equipment, and Real Property, other than the sale of Nortech’s Blue Earth facility in 2025.

5.7 Name. Except as stated on Schedule 5.7, during the last five years (1) no Loan Party has been known by any other name or has sold Inventory under any other name and (2) no Loan Party has been the surviving entity of a merger or consolidation or has acquired a material portion of the assets of any Person.

5.8 O.S.H.A. and Environmental Compliance. Each Loan Party has complied with, and (1) its facilities, business, assets, property, and Equipment and (2) its leaseholds, comply in all material respects with the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA, and all other Environmental Laws that the failure to comply with could reasonably be expected to have a Material Adverse Effect, and no citations, notices, or non-compliance orders have been issued to any Loan Party under any of these laws, rules, and regulations.

(a) Each Loan Party has been issued all required federal, state, and local licenses, certificates, and permits with respect to Environmental Laws.

(b) Except as stated on Schedule 5.8(b), (1) there are no releases, spills, discharges, leaks, or disposals (each, a “Release”) of Hazardous Substances at, upon, under or within any Real Property; (2) there are no underground storage tanks or polychlorinated biphenyls on any Real Property; (3) no Real Property has ever been used as a treatment, storage, or disposal facility for Hazardous Waste; and (4) no Hazardous Substances are present on the Real Property.

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5.9 Solvency; No Litigation, No Violation.

(a) After giving effect to the transactions contemplated by the Loan Documents, (1) the Loan Parties are and will continue to be solvent, able to pay their debts as they mature, and have sufficient capital to carry on their business and all businesses in which they are about to engage and (2) the present fair saleable value of each Loan Party’s assets is more than its liabilities (including contingent liabilities).

(b) Except as listed on Schedule 5.9(b), (1) no Loan Party has any pending or threatened litigation, arbitration, actions, or proceedings that could reasonably be expected to have a Material Adverse Effect; (2) no Loan Party has violated any statute, regulation, or ordinance that could reasonably be expected to have a Material Adverse Effect; and (3) no Loan Party has violated any order of any court, Governmental Body, arbitration board, or tribunal that could reasonably be expected to have a Material Adverse Effect.

5.10 Intellectual Property. Schedule 5.10 lists all Intellectual Property owned or utilized by any Loan Party. Except as stated on Schedule 5.10, (1) the Intellectual Property is valid; (2) has been duly registered or filed with all appropriate Governmental Bodies; (3) is all of the Intellectual Property necessary for the Loan Parties to operate their business; (4) there are no objections to or challenges to the validity of any Intellectual Property (nor is any Loan Party aware of any grounds for any challenge); (5) all Intellectual Property is either original material or property developed by a Loan Party or was lawfully acquired by the Loan Party; and (6) all Intellectual Property has been maintained to preserve its value (except where the failure to do so could not reasonably be expected to have a Material Adverse Effect). Notwithstanding the foregoing or anything else herein to the contrary, Schedule 5.10 shall only list material software licenses; provided, that, the Borrower shall provide a full list of all software licenses within 10 Business Days of Lender’s reasonable request in its Permitted Discretion.

5.11 Licenses and Permits. Each Loan Party (1) has complied in all material respects with and (2) has all material licenses or permits required by any applicable federal, state, or local law, or regulation to operate its business in each jurisdiction where it conducts or plans to conduct business.

5.12 Indebtedness Default. No Loan Party is in default under any Indebtedness nor does it reasonably believe that it will be in default under any Indebtedness.

5.13 No Burdensome Restrictions; No Default. No Loan Party: (1) is subject to any restriction (or is a party to any contract or agreement, including its Charter Documents) which compliance with or performance of could reasonably be expected to have a Material Adverse Effect; (2) has agreed (whether on the happening of a contingency or otherwise) that any of its present or future assets will be subject to a Lien that is not a Permitted Lien; and (3) is in default under any contract that could reasonably be expected to have a Material Adverse Effect.

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5.14 No Labor Disputes. No Loan Party (1) is involved in any labor dispute (or is aware that any strikes, walkouts, or union organization exist or are threatened), (2) is a party to any labor contract that expires within six months after the Maturity Date or (3) is subject to any labor or collective bargaining agreement. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

5.15 Margin Regulations. No Loan Party is engaged (nor will it engage) in extending credit for “purchasing” or “carrying” any “margin stock” (the quoted terms in this Section have the meanings given under Regulation U of the FRB). Furthermore, no part of the proceeds of any Advance or any Loan will be used for “purchasing” or “carrying” “margin stock” or will otherwise violate, or be inconsistent with, the provisions of Regulation T, U or X of the FRB or any other regulation of the FRB.

5.16 Investment Company Act. No Loan Party is an “investment company” under the Investment Company Act of 1940 (nor is it Controlled by a Person that is an “investment company”).

5.17 Disclosure. No representation or warranty made by any Loan Party in any Loan Document or in any financial statement, report, certificate, or other document furnished to the Lender by any Loan Party is untrue or misleading in any material respect or omits any fact or circumstance necessary to make any statement not misleading. Each Loan Party has disclosed to the Lender in writing each fact and circumstance that could reasonably be expected to have a Material Adverse Effect.

5.18 Hedging Agreement. No Loan Party is a party to (nor will it be a party to) any Hedging Agreement unless (1) it provides that termination damages are payable on a “two-way basis” without regard to fault on the part of either party and (2) it is entered into in the ordinary course of business (and not for speculative purposes).

5.19 Material Business Agreements. Schedule 5.19 lists all of each Loan Party’s Material Business Agreements and no default or event of default exists under any of these agreements.

5.20 Certain Laws and Regulations. No Loan Party or any of its Affiliates is subject to any statute, rule, or regulation that regulates incurring any Indebtedness (including statutes or regulations related to common or interstate carriers or to selling electricity, gas, steam, water, telephone, telegraph, or other public utility services).

5.21 Reserved.

5.22 Compliance with OFAC; Anti-Corruption Laws.

(a) No Loan Party, any of their respective Subsidiaries, nor, to the knowledge of the Loan Parties, any director, officer, employee, agent, affiliate or representative thereof, or any person who owns a controlling interest in or otherwise controls a Loan Party is an individual or entity that is (a) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC, the Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority, (b) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Order, (c) currently the subject or target of any Sanctions, or (d) located, organized or resident in a Designated Jurisdiction.

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(b) The Loan Parties and their Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.23 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

5.24 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service covering, among other legally-required changes for tax-qualified retirement plans, the changes required by the Pension Protection Act of 2006, to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of each Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither any Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) each Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither any Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan; and (vii) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4021 or 4243 of ERISA with respect to a Multiemployer Plan; and (viii) there is no unfunded liability with respect to any Plan.

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(d) Neither any Borrower or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan or Multiemployer Plan other than (A) on the Closing Date, those listed on Schedule 5.24(d) hereto and (B) thereafter, Pension Plans and Multiemployer Plans not otherwise prohibited by this Agreement.

(e) Each “non-qualified deferred compensation plan” (as such term is defined in Section 409A of the Code and the Treasury regulations thereunder) sponsored or maintained by any Borrower or any Subsidiary (or to which any Borrower or any Subsidiary is (or was) a party), including without limitation the individual awards under such plan, has been maintained, operated and administered with, and is in documentary compliance with, Section 409A of the Code and guidance issued thereunder (including the final Treasury Section 409A regulations) such that there is not a “plan failure” under Section 409A(a)(1) of the Code.

ARTICLE VI
AFFIRMATIVE COVENANTS

Until all Obligations are irrevocably paid and performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened), and all Commitments and the Loan Documents have been terminated, each Loan Party must:

6.1 Conducting Business; Maintaining Existence; and Assets.

(a) Continuously conduct and operate its business according to good business practices.

(b) Keep its existence in full force and effect, file all reports and pay all franchise and other taxes and license fees, and do all other acts and things that are necessary or desirable to maintain its rights, licenses, leases, powers, and franchises.

6.2 Violations. Immediately notify the Lender in writing if any Loan Party or any Collateral violates or is alleged to have violated any Governmental Body’s laws, statutes, regulations, or ordinances.

6.3 Supplemental Instruments. From time to time at the Loan Parties’ expense, execute and deliver, and cause each Subsidiary to execute and deliver, or cause to be executed and delivered, to the Lender all documents, agreements, and instruments, and take or cause to be taken such further actions (including filing and recording financing statements, fixture filings, Mortgages, deeds of trust, and other documents and actions) that are required by law or that the Lender may request to carry out the terms and conditions of the Loan Documents and to ensure the perfection and priority of the Lender’s Liens.

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6.4 Indebtedness. Pay all Indebtedness when due and not otherwise default under any Indebtedness.

6.5 Financial Statements. Cause all financial statements delivered to the Lender (a) to be prepared as required by this Agreement; b) to be complete and correct in all material respects (subject, for interim financial statements, to notes and normal year-end audit adjustments); and (c) to be prepared in reasonable detail.

6.6 Taxes. If any tax, assessment, or other Charge creates a Lien on any Collateral the Lender may without notice to the Loan Parties pay the tax, assessment, or other Charges. Any payments under this Section will be charged to the Loan Account as a Base Rate Revolving Loan and added to the Obligations (or, at the Lender’s option, must be paid to the Lender by the Borrowers immediately on demand).

6.7 Deposit Accounts. Except for the accounts listed on Schedule 6.7 and subject to Section 4.15(h), maintain all deposit, investment, brokerage, and other financial accounts with the Lender. Each account on Schedule 6.7 must at all times be subject to an account control agreement satisfactory to the Lender. With respect to accounts maintained with the Lender, (a) normal charges shall be assessed thereon, (b) although no compensating balance is required, the Borrowers must keep monthly balances in order to merit earnings credits which will cover the Lender’s service charges for demand deposit account activities, and (c) the Borrowers shall enter into agreements with Lender for standard cash management services. The Borrowers shall be responsible for all normal charges assessed thereon. The Borrowers shall not open any other bank account other than the accounts maintained with the Lender and those set forth on Schedule 6.7 (subject to Section 4.15(h)) without Lender’s prior written consent.

6.8 USA Patriot Act. Provide to the Lender any information and documentation that the Lender may request from time to time related to the Lender’s compliance with applicable laws (including the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations).

6.9 Reserved.

6.10 Employee Benefit Plans.

(a) Maintain, and cause each ERISA Affiliate to maintain, each Plan in substantial compliance with all applicable requirements of law and regulations.

(b) Make, and cause each ERISA Affiliate to make, on a timely basis, all required contributions to any Multiemployer Plan.

(c) Not, and not permit any ERISA Affiliate to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

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ARTICLE VII
NEGATIVE COVENANTS

Until all Obligations are irrevocably paid and performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened) and all Commitments and the Loan Documents have been terminated, no Loan Party may:

7.1 Mergers; Consolidations; Acquisitions; and Asset Sales.

(a) Merge, consolidate, or otherwise reorganize with or into any Person or acquire all or a material portion of any Person’s assets or Equity Interests.

(b) Consummate an Asset Disposition, excluding:

(i) Nortech’s transfer of equipment having a GAAP carrying value of up to an aggregate of $100,000 (when combined with Asset Dispositions permitted pursuant to Section 7.1(b)(ii)) to any Subsidiary, whether such Subsidiary is a Loan Party or not,

(ii) Nortech’s surrender or trade of any equipment having a GAAP carrying value of up to an aggregate of $100,000 (when combined with Asset Dispositions permitted pursuant to Section 7.1(b)(i)) utilized in operations for replacement equipment, and

(iii) Asset Dispositions otherwise expressly permitted by this Agreement.

7.2 Liens. Except Permitted Liens, create, assign, transfer, or allow to exist any Lien on any of its property (including the Collateral).

7.3 Guarantees. Be liable for any other Person’s obligations by assumption, endorsement, guaranty, or otherwise except for (1) endorsing checks in the ordinary course of business and (2) guaranteeing or being jointly and severally liable for a Loan Party’s Obligations.

7.4 Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except: (1) investments existing on the Closing Date and listed on Schedule 7.4; (2) obligations issued or guaranteed by the United States of America; (3) commercial paper with a maturity of not more than 180 days and a published rating of not less than A-1 or P-1; (4) certificates of deposit and bankers’ acceptances having maturities of not more than 180 days; and (5) U.S. money market funds (x) rated AAA by Standard & Poors, Inc. or with an equivalent rating from Moody’s Investors Service, Inc., or (y) that invest solely in obligations issued or guaranteed by the United States of America.

7.5 Loans. Make advances, loans, or credit extensions to any Person (including any Affiliate), except for commercial trade credit in connection with Inventory sales in the ordinary course of its business and consistent with practices that existed on the Closing Date and that have disclosed to the Lender in writing.

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7.6 Capital Expenditures. Make or incur any Capital Expenditure or commitments for Capital Expenditures (including capitalized leases) in any fiscal year in an aggregate amount for the Loan Parties on a consolidated basis of more than $5,500,000.00.

7.7 Distributions.

(a) pay dividends (or any distribution on account of any of its Equity Interests) or redeem, purchase, or otherwise acquire directly or indirectly any of its Equity Interests.

(b) Enter into or issue, as applicable, any subscriptions, options, warrants, calls, rights, or other agreements or commitments of any kind relating to any Equity Interests of any Loan Party other than issuances pursuant to the terms and conditions of the 2017 Stock Incentive Plan or the 2026 Equity Incentive Plan.

7.8 Indebtedness. Create, incur, assume, or allow to exist any Indebtedness except:

(a) Indebtedness existing on the Closing Date and listed on Schedule 7.8 (including any extensions, renewals, refinancings, or replacements in accordance with clause (e) below).

(b) Indebtedness to the Lender.

(c) Indebtedness to fund Capital Expenditures allowed by Section 7.6.

(d) Indebtedness permitted under Sections 7.3 and 7.11.

(e) Indebtedness that represents extensions, renewals, refinancings, or replacements (“Refinance Indebtedness”) of any of the Indebtedness described in clauses (a), (c), (d) and (e) (“Original Indebtedness”) if: (1) the Refinance Indebtedness does not increase the principal amount of the Original Indebtedness unless such Refinance Indebtedness is in compliance with Section 7.6 above; (2) any Liens securing that Refinance Indebtedness are not extended to any additional property; (3) no Loan Party or any Subsidiary that was not originally obligated to repay that Original Indebtedness becomes obligated for that Refinance Indebtedness; (4) the Refinance Indebtedness does not shorten the average weighted maturity of the Original Indebtedness; (5) the terms of the Refinance Indebtedness are not less favorable to the obligor than the original terms of the Original Indebtedness; and (6) if the Original Indebtedness was subordinated in right of payment to the Obligations, then the terms and conditions of the Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender as those that applied to the Original Indebtedness.

7.9 Business. Change in any material respect the nature of the business that it is engaged in on the Closing Date and businesses reasonably related thereto.

7.10 Affiliate Transactions. Directly or indirectly, purchase, acquire, or lease any property from, or sell, transfer, or lease any property to, or otherwise deal with, any Affiliate (except transactions in the ordinary course of business that existed on the Closing Date and are listed on Schedule 7.10, on an arm’s length basis, and on terms no less favorable than terms that could be obtained from a Person who is not an Affiliate, as determined by Nortech’s Audit Committee pursuant to its Related Person Transaction Policy).

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7.11 Leases. Enter as lessee into any lease for real or personal property (unless capitalized and permitted under Section 7.6) if after giving effect to the lease the aggregate annual rental payments for all leased property would exceed $10,000,000 in any fiscal year in the aggregate for all Loan Parties.

7.12 Subsidiaries; Partnerships; and Disqualified Stock.

(a) Form any Domestic Subsidiary unless (1) that Subsidiary expressly becomes a Loan Party and becomes jointly and severally liable for the Obligations; (2) the Loan Party pledges 100% of the Equity Interests of the Subsidiary to the Lender; (3) such Subsidiary is joined as a Borrower hereunder and provides to the Lender a Joinder to this Agreement; (4) the Lender has received all documents (including organizational documents and legal opinions) it may require; and (5) the Subsidiary grants the Lender first-priority perfected Liens in its present and future assets. If a Subsidiary becomes a Borrower, none of its assets may be included in the Borrowing Base until the Lender has conducted a field examination and makes that determination in its discretion.

(b) Form any Foreign Subsidiary unless the Loan Party, which is the parent entity of such Subsidiary, pledges, in accordance with Section 4.20, the Equity Interests of such Subsidiary to the Lender; or

(c) Enter into any partnership, joint venture, or similar agreement.

(d) Issue any Disqualified Stock.

7.13 Fiscal Year and Accounting Changes. Change its fiscal year-end from December 31 or make any material change (1) in accounting treatment and reporting practices (except as required by GAAP) or (2) in tax reporting treatment (except as required or permitted by law).

7.14 Pledging Credit. Pledge the Lender’s credit on any purchase or for any purpose.

7.15 Amending Charter Documents. Amend, modify, or waive any term or provision of its Charter Documents (except amendments, modifications, and waivers acceptable to the Lender in its discretion as confirmed in writing before the applicable amendment, modification, or waiver).

7.16 ERISA. Become part of a Controlled Group or create, maintain, or become obligated to contribute to any Plan or Multiemployer Plan.

7.17 Prepaying Indebtedness. At any time, directly or indirectly (including by establishing any sinking fund for any Indebtedness) prepay any Indebtedness (other than to the Lender) or repurchase, redeem, retire, or otherwise acquire any Indebtedness.

7.18 Material Business Agreements. Without the Lender’s prior written consent, amend, waive, or modify in any respect the terms of any Material Business Agreement if that change would be detrimental in any material respect to the Lender or any Loan Party.

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7.19 Sanctions. Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as the Lender or otherwise) of Sanctions.

7.20 Anti-Corruption Laws. Directly or indirectly use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

7.21 Amending Leases. Amend, modify, or waive any term or provision of any lease of real property (except amendments, modifications, and waivers consented to in writing by the Lender in its discretion).

7.22 Use of Proceeds. Use, or permit the use of, the proceeds of any Advances or any Loan for any purpose other than those permitted by Section 2.15.

7.23 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Fixed Charge Coverage Ratio
June 30, 2026 and each	1.10 to 1.00
Fiscal Quarter thereafter

7.24 Nortech Systems Holdings, LLC. So long as Holdings is not a Borrower hereunder, permit Holdings to engage in any business or own any material assets (other than the ownership of the Equity Interests of Manufacturing & Assembly Solutions of Monterey) or have any liabilities; provided that it may engage in those activities that are incidental to (a) the maintenance of its limited liability company existence in compliance with applicable law, and (b) legal, tax and accounting matters in connection with any of the foregoing activities.

ARTICLE VIII
CONDITIONS PRECEDENT

8.1 Conditions to Initial Loans. The Lender’s obligation to make Loans and Advances on the Closing Date is subject to its satisfaction of each the following conditions precedent:

(a) Credit and Security Agreement. This Agreement shall have been executed by the Loan Parties and the Lender.

(b) Notes. The Borrowers shall have executed and delivered to the Lender the Notes.

(c) Perfection Certificate. A Perfection Certificate completed and executed by each Loan Party.

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(d) Collateral and Security. All Collateral items required to be physically delivered to the Lender under the Loan Documents have been delivered (accompanied by any transfer instruments requested by the Lender) or arrangements satisfactory to the Lender for delivery are in place. All taxes, fees, Expenses, and other charges have been paid in full that relate to (1) the Collateral, (2) incurring the Obligations, and (3) delivering the Loan Documents.

(e) Searches. The Lender has received accurate and complete copies of all Lien, pending suit, title, background investigation, and other searches required by the Lender.

(f) Filings; Registrations; and Recordings. Each document required by the Loan Documents, by law (including UCC financing statements and Mortgages), or requested by the Lender to be filed, registered, or recorded to create or perfect in the Lender’s favor a Lien on the Collateral has been properly filed, registered, or recorded in each jurisdiction where filing, registration, or recordation is required or requested, and all actions necessary to perfect and protect the Lender’s Liens have been taken.

(g) Organizational Proceedings. The Lender has received a copy of the resolutions of each Loan Party’s Board of Directors, Shareholders, Managers, or Members authorizing (1) executing, delivering, and performing the Loan Documents and (2) granting the Liens on the Collateral.

(h) Resolutions; Incumbency Certificates. For each Loan Party, such Person’s (a) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (b) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes to the information set forth therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

(i) Charter Documents. The Lender has received complete copies of (1) each Loan Party’s Charter Documents (certified by the Secretary of State or other appropriate official of that entity’s jurisdiction of formation, incorporation, or organization) and (2) each Loan Party’s governance documents.

(j) Good Standing. The Lender has received copies of good standing certificates (or other analogous certificates) for each Loan Party dated not more than 10 days before the Closing Date in each jurisdiction where each Loan Party is required to be in good standing (or other analogous status), unless the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(k) Legal Opinion. The Lender has received an executed legal opinion from the Loan Parties’ counsel.

(l) No Litigation. No litigation, investigation, or proceeding is pending or threatened against any Loan Party (or against its officers, directors, or managers), (1) in connection with the Loan Documents or (2) that could (as determined in the Lender’s Discretion) have a Material Adverse Effect. No injunction, writ, or restraining order has been issued by any Governmental Body that is adverse to any Loan Party (or its business) or is inconsistent with the Loan Documents.

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(m) Collateral Examination. The Lender has completed a Collateral examination (which must be satisfactory to the Lender in its discretion), and (2) reviewed all books and records in connection with the Collateral.

(n) Fees. The Lender has received all fees and Expenses payable to the Lender.

(o) Financial Statements; Projections; Financial Covenant Compliance. The Lender has received and found satisfactory (a) the financial statements required by Section 5.6(b), (b) the Projections and (c) a Compliance Certificate demonstrating that (i) the Borrower’s Fixed Charge Coverage Ratio, calculated for the twelve (12)-month period ending on January 31, 2026 shall equal or exceed 1.10 to 1.00 and (ii) the Borrower has achieved at least 80% of its YTD projected EBITDA through the Closing Date.

(p) Insurance. The Lender has received evidence that each Loan Party has the insurance required by the Loan Documents and that the Lender is listed as lender-loss-payable, additional-insured, and mortgagee (as required by the Lender).

(q) Collection Accounts. The Lender has received (1) Lockbox agreements; (2) other agreements establishing the Cash Concentration Account and all other required accounts; (3) evidence that Borrowers have directed all Account Debtors to make all payments to the Lockbox and (4) deposit account control agreements or similar agreements with respect to the Deposit Accounts set forth on Schedule 6.7 executed by the applicable depository bank, the applicable Borrower and the Lender.

(r) Consents. The Lender has received all Consents and Waivers required by it.

(s) No Adverse Material Change. Since September 30, 2025, no event, condition, or state of facts has occurred that could reasonably be expected to have a Material Adverse Effect. No representations made or information supplied to the Lender by any Loan Party or its agents or representatives has turned out to be inaccurate or misleading in any respect.

(t) Contract Review and Capital Structure. The Lender is satisfied with all Material Business Agreements and the Loan Parties’ legal and capital structure.

(u) Existing Indebtedness. The Lender has received (1) a satisfactory payoff letter for any existing Indebtedness to be paid on the Closing Date and (2) evidence that, except for Permitted Liens, there will be no Liens on any Loan Party’s assets.

(v) Interest Rate Protection. If required by the Lender, the Borrowers have entered into Hedging Agreements acceptable to the Lender.

(w) Undrawn Availability. After giving effect to the initial Loans and Advances and all other Closing Date transactions, the Borrowers’ Undrawn Availability is at least $3,000,000.

(x) Reserved

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(y) Letter of Direction. A letter of direction containing funds flow information with respect to the proceeds of the Loans to be made on the Closing Date.

(z) Borrowing Base Certificate. A Borrowing Base Certificate dated as of the Closing Date.

(aa) Landlord Waivers. In the case of any leased real property, a collateral access agreement from the landlord of such property waiving any landlord’s Lien in respect of personal property kept at the premises subject to such lease and permitting the Lender to access such leased real property.

(bb) Other. All corporate and other proceedings (and all documents, instruments, and other matters in connection with the transactions contemplated by the Loan Documents) must be satisfactory in form and substance to the Lender and its counsel.

8.2 Conditions to Each Loan and Advance. The Lender’s obligation to make any Loan or Advance (including Loans and Advances on the Closing Date) is subject to the satisfaction of the following conditions precedent on the date each Advance or Loan is requested and made:

(a) Notice. The Lender shall have received, as applicable, a Notice of Borrowing meeting the requirements of Section 2.4 with respect to any Borrowing (other than a continuation or conversion).

(b) Representations and Warranties. Each representation and warranty made by each Loan Party in (or in connection with any Loan Document) is true, correct, and complete with the same effect as though made on and as of the date of the Loan or Advance (it being understood that any representation or warranty that by its terms is made as of a specified date is required to be true and correct only as of that specified date).

(c) No Default. No Default Condition exists or would exist after giving effect to the requested Advances or Loans (but nonetheless the Lender may in its discretion continue to make Advances or Loans, and if it does so that does not (1) waive any Event of Default or Default, (2) establish a course of dealing, or (3) obligate the Lender to make any other Advances or Loans).

(d) Maximum Advances. After giving effect to the requested Advance or Loan, the aggregate Revolving Exposure does not exceed the Maximum Borrowing Amount.

Each Advance or Loan request is a representation and warranty by each Loan Party that each condition precedent to the Advance or Loan has been met on the date the Advance or Loan is requested and received.

ARTICLE IX
INFORMATION AS TO THE LOAN PARTIES

Until all Obligations are irrevocably paid and performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened) and all Commitments and the Loan Documents have been terminated, each Loan Party must:

9.1 Disclosure. Immediately report to the Lender all matters materially affecting the value, enforceability, or collectability of any portion of the Collateral (including any Lien or claim asserted against the Collateral, any loss, damage, or destruction to any material amount of Collateral, any Loan Party’s reclamation or repossession of any Collateral, the return to any Loan Party of a material amount of goods, or if any Account Debtor asserts any claims or set-offs against Accounts).

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9.2 Borrowing Base Certificate; Schedules.

(a) Deliver to the Lender, on or before the fifteenth (15th) day of each month for the prior month: (1) a detailed accounts receivable aging including all invoices aged by invoice date (reconciled to the general ledger and the Borrowing Base Certificate); (2) a detailed accounts payable aging including all accounts payable aged by invoice date (reconciled to the general ledger); (3) an Inventory report (which must include a lower of cost or market calculation); and (4) a Borrowing Base Certificate (that is calculated for the prior month, and which is not binding on the Lender). Unless otherwise agreed to or required by the Lender in its discretion, the amount excluded from Eligible Accounts and the amount of Eligible Inventory used on any interim Borrowing Base Certificate is the amount stated on the last Borrowing Base Certificate received by the Lender under clause (4) of the first sentence of this Section. Furthermore, the Loan Party Representative must deliver to the Lender at such intervals as the Lender may require: (i) assignment schedules; (ii) copies of Account Debtor invoices; (iii) evidence of shipment and delivery of Goods; and (iv) such further schedules, documents, and information as the Lender may require (including trial balances and test verifications). The Lender may confirm and verify Accounts by any manner and through any medium it chooses. All items, reports, and information under this Section must be (x) satisfactory to the Lender in its discretion, (y) executed by the Loan Party Representative, and (z) timely delivered to the Lender..

9.3 Notice of Suits and Adverse Events. Furnish the Lender with immediate notice of (1) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to any Loan Party’s operation of its business; (2) any refusal by any Governmental Body or any other Person to renew or extend any Consent; (3) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person (but only if (x) a report indicates any material adverse change in any Loan Party’s business, operations, affairs, or condition or (y) if copies are requested by the Lender); and (4) copies of any material notices and other communications from any Governmental Body that specifically relate to any Loan Party or any Collateral.

9.4 Material Events. Immediately notify the Lender in writing if any of the following occur: (1) any Default Condition; (2) any material default by any party under any Material Business Agreement; (3) any event, development, or circumstance that could reasonably be expected to cause any financial statement, projection (including the Projections), Borrowing Base Certificate, or other information or report furnished to the Lender to be untrue or misleading (including anything that could reasonably be expected to cause any financial statement to not present fairly in any material respect, in accordance with GAAP consistently applied, the Loan Parties’ financial condition or operations on a consolidated or consolidating basis); (4) each default by any Loan Party under any Indebtedness; (5) any litigation, suit, or administrative proceeding affecting any Loan Party or the Collateral (whether or not the claim is covered by insurance); and (6) any other development that could reasonably be expected to have a Material Adverse Effect.

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9.5 Annual Financial Statements. Furnish the Lender within 120 days after the end of each of the Loan Parties’ fiscal years, the Loan Parties’ audited financial statements on a consolidated basis (including statements of income, stockholders’ equity, and cash flow from the beginning of the current fiscal year to the end of the current fiscal year) and the balance sheet as at the end of the fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported on without qualification by an independent certified public accounting firm selected by the Loan Parties and satisfactory to the Lender in its Permitted Discretion and setting forth in each case in comparative form the figures from the projected annual operating budget delivered under Section 9.8 for such fiscal year. In addition, these financial statements must be accompanied by a Compliance Certificate.

9.6 Monthly Financial Statements. Furnish the Lender within 30 days after the end of each fiscal month, the Loan Parties’ unaudited balance sheet on a consolidated basis and the Loan Parties’ unaudited statements of income, stockholders’ equity, and cash flow on a consolidated basis reflecting the results of operations from the beginning of the fiscal month to the end of the month (and for the month), prepared on a basis consistent with prior practices and complete and correct in all material respects (subject to normal and recurring year-end adjustments that individually and in the aggregate are not material) and setting forth in each case in comparative form the figures from the projected annual operating budget delivered under Section 9.8 for the current fiscal year. In addition, these financial statements must be accompanied by a Compliance Certificate.

9.7 Additional Information.

(a) Together with the annual financial statements to be delivered pursuant to Section 9.5 above and with the monthly financial statements to be delivered pursuant to Section 9.6 following the end of each Fiscal Quarter, deliver to the Lender of all management letters, exception reports or similar letters or reports prepared by any Loan Party or received by any Loan Party from its independent certified public accounting firm.

(b) Promptly furnish the Lender with any additional information that the Lender may request in its discretion, as well as (1) copies of all environmental audits and reviews; (2) at least 30 days’ prior written notice of any Loan Party opening any new place of business, closing any existing place of business, or changing its legal name, entity type, or jurisdiction of organization, incorporation, or formation; and (3) immediately upon any Loan Party’s learning thereof, notice of any material labor dispute, strike, or walkout affecting any Loan Party and 90 days’ prior written notice of the expiration of any labor contract binding on any Loan Party.

(c) Promptly furnish the Lender with any of the Borrower’s customer contracts not qualifying as Material Business Agreements reasonably requested by the Lender in its sole discretion.

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9.8 Projected Operating Budget and Availability Forecast. Furnish the Lender no later than 30 days after the beginning of each fiscal year of the Loan Parties (beginning with the first fiscal year after the Closing Date), the Loan Parties’ month-by-month projected operating budget and cash flows on a consolidated basis for the fiscal year (including for each month an income statement, a cash flow statement, and a balance sheet and availability projection). These projections must be accompanied by a certificate signed by the Loan Party Representative’s Authorized Officer stating that the projections and forecasts were prepared using sound financial planning practices consistent with past budgets and financial statements and setting forth the assumptions upon which such projections are based, and that the officer has no reasonable basis to question the reasonableness of any assumptions on which the projections and forecasts were prepared.

9.9 Electronic Reporting. Unless otherwise agreed in writing by the Lender, all items and information required to be submitted by the Loan Parties under this Article must be delivered to the Lender by the specific method of Approved Electronic Communication designated by the Lender. All information sent by Approved Electronic Communication is treated as an authenticated record sent by the individual and entity whose electronic mail address is provided on the communication as “sender” or initiating party. In addition to Approved Electronic Communications, the Lender may from time to time require that items and information be provided to the Lender in physical form.

ARTICLE X
EVENTS OF DEFAULT

Each of the following events is an “Event of Default”:

10.1 Payment. Any Loan Party does not pay any Obligation when due (whether at maturity, by acceleration, or otherwise).

10.2 Misrepresentation. Any representation or warranty made or treated as having been made by any Loan Party in any Loan Document, any related agreement, or in any certificate, document, or financial or other statement furnished to the Lender is misleading in any respect on the date when made or treated as having been made.

10.3 Not Furnishing Information. Any Loan Party does not (1) furnish financial information required under the Loan Documents when due; (2) furnish any additional information requested by the Lender within two days of when requested; or (3) permit the Lender or its agents to immediately (and without condition) inspect its books, its records, its premises, or any Collateral.

10.4 Liens. Any Lien (other than Permitted Liens), levy, assessment, injunction, or attachment is issued against any of any Loan Party’s property.

10.5 Covenant Breaches. Any Loan Party does not perform, keep, or observe any term, provision, condition, or covenant in any Loan Document or in any other agreement with the Lender.

10.6 Judgments. Any judgment or judgments are rendered or judgment liens are filed against any Loan Party (or any of its property) for an aggregate amount exceeding $250,000 that, within 30 days, are not to the Lender’s satisfaction satisfied, stayed, discharged of record, or bonded.

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10.7 Insolvency. Any Loan Party: (1) becomes insolvent; (2) is unable, or admits in writing its inability, to pay its debts as they become due; (3) makes a general assignment for the benefit of creditors or to a liquidation agent; (4) files on its behalf or consents to an Insolvency Proceeding; (5) has an Insolvency Proceeding filed or instituted against it that is not dismissed within 45 days after it is filed or instituted; (6) applies to a court for the appointment of a receiver, trustee, or custodian for any of its assets; (7) has a receiver, trustee, or custodian appointed for any of its assets (with or without its consent); or (8) commences a self-liquidation of its assets. If an involuntary proceeding arises under Title 11 of the United States Code, the Lender has no obligation to continue any financing from and after the proceeding begins.

10.8 Material Adverse Effect. Any change occurs in any Loan Party’s condition, affairs (financial or otherwise), or prospects that the Lender determines in its discretion has or could reasonably be expected to have a Material Adverse Effect.

10.9 Lender’s Lien Priority. For any reason any Lien created under any Loan Document is not a valid, perfected, first-priority Lien (other than purchase-money Liens on Equipment that are expressly allowed under this Agreement to be senior to the Lender’s Liens).

10.10 Breaches Under Material Business Agreements. Any default occurs under any Material Business Agreement that any Loan Party is a party to, that is not cured within any applicable cure period, and that could reasonably be expected to have a Material Adverse Effect.

10.11 Cross Default. With respect to any Indebtedness with a balance of $250,000 or more (1) any Loan Party does not pay any principal or interest due after any cure period or (2) a default exists under that Indebtedness that allows the holder of the Indebtedness to accelerate the Indebtedness (whether or not that right has been waived or deferred).

10.12 Change of Control. A Change of Control occurs.

10.13 Invalidity. Any provision of any Loan Document is not, for any reason, at all times valid and binding on each Loan Party, or any Loan Party claims in writing that any provision of any Loan Document is not, for any reason, valid and binding on any Loan Party.

10.14 Intellectual Property. Any Governmental Body: (1) revokes, terminates, suspends, or adversely modifies any of any Loan Party’s Intellectual Property necessary or material to the conduct of its business; (2) begins proceedings to suspend, revoke, terminate, or adversely modify any of any Loan Party’s Intellectual Property necessary or desirable to the conduct of its business as typically conducted and those proceedings are not dismissed or discharged within 30 days; or (3) schedules or conducts a hearing on the renewal of any Intellectual Property material to any Loan Party’s business and the Governmental Body issues a report recommending the termination, revocation, suspension, or material, adverse modification of any Intellectual Property.

10.15 Destruction of Collateral. Any portion of the Collateral is seized or taken by a Governmental Body, or any Loan Party (or any Loan Party’s title or rights) are the subject to litigation that might, as determined by the Lender in its discretion, result in material impairment or loss of the security provided by any Loan Document, or a casualty occurs as to any material asset used in the conduct of any Loan Party’s business.

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10.16 Business Interruption. Any Loan Party’s operations are interrupted at any time for more than five (5) Business Days.

10.17 Guarantor Repudiation. (1) Any Guaranty of any of the Obligations is not in full force and effect; (2) any action is taken to discontinue or to assert that any Guaranty of any of the Obligations is not in full force and effect; (3) any Guarantor of any of the Obligations does not comply with any of the terms or provisions of its Guaranty or any other default occurs under any Guaranty; or (4) any Guarantor of any of the Obligations denies or gives the Lender notice that it does not have any further liability under any Guaranty.

10.18 Indictment; Forfeiture. The indictment of, or institution of any legal process or proceeding against, any Loan Party, or any of its or their officers or directors, under any applicable law where the relief, penalties, or remedies sought or available are a felony or include the forfeiture of more than $50,000 of property of any Loan Party or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by any Loan Party of its business in the ordinary course.

10.19 Hedging Agreement. If any event of default, termination event, or other similar event occurs under any Hedging Agreement that a Loan Party is a party to.

10.20 ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower or an ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan.

ARTICLE XI
LENDER’S RIGHTS AND REMEDIES AFTER AN EVENT OF DEFAULT

11.1 Rights and Remedies. When an Event of Default occurs under Section 10.7, all Obligations are immediately due and payable and the Lender’s obligation to make Loans or Advances immediately terminates. When any Event of Default exists, the Lender has all rights and remedies provided under the Loan Documents, by law, and under all other existing and future agreements between the Lender and any Loan Party. All rights and remedies are cumulative. Without limiting the preceding, when an Event of Default exists, the Lender may, at its election, without notice and without demand, do any one or more of the following (all of which are authorized by the Loan Parties):

(a) Declare all Obligations immediately due and payable.

(b) Declare the Commitments terminated and stop making Loans or Advances.

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(c) (i) Terminate any Letter of Credit that may be terminated in accordance with its terms and/or (ii) require the Borrowers to Cash Collateralize all or any portion of the Letter of Credit Exposure in an amount equal to not less than 105% of the amount of the Letter of Credit Exposure.

(d) Terminate the Lender’s future obligations to any Loan Party (which does not affect the Lender’s rights, its Liens on the Collateral, or the Obligations).

(e) Settle or adjust disputes and claims directly with Account Debtors for amounts and on terms that the Lender determines in its discretion (and the Lender will credit the Borrowers’ Loan Account with only the net-cash amounts received by the Lender after deducting all Expenses).

(f) Direct the Loan Parties to hold and segregate all returned Inventory in trust for the Lender.

(g) Make payments and do acts that the Lender considers necessary or appropriate in its discretion to protect and preserve its Lien on the Collateral. If requested by the Lender, the Loan Parties must assemble the Collateral, deliver the Collateral to any location specified by the Lender, or allow the Lender or its agents to pick up the Collateral.

(h) Without retaining any Collateral in satisfaction of an obligation (within the meaning of Section 9-620 of the UCC), the Lender may hold or set-off and apply to the Obligations any: (1) balances and deposits of any one or more of the Loan Parties held by the Lender (including any amounts received in a lockbox or blocked account); (2) Indebtedness at any time owing to or for the credit or the account of any Loan Party held by the Lender; and (3) all of each Loan Party’s balances and deposits held or controlled by the Lender (including any amounts received in a lockbox or blocked account).

(i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. The Loan Parties’ rights under all licenses and all franchise agreements may be used by the Lender without cost.

(j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Loan Party’s premises) as the Lender determines is commercially reasonable. It is not necessary that the Collateral be present at any sale. The Lender will give notice of the disposition of the Collateral as required by law. Any deficiency that exists after disposition of the Collateral as provided above must be paid immediately by the Loan Parties. Any excess will be remitted without interest by the Lender to the party or parties legally entitled to the excess.

(k) Credit bid and purchase at any public sale.

(l) Lender is entitled to the immediate appointment of a receiver for all or any part of the Collateral (whether the receivership is incidental to a proposed sale of the Collateral under the UCC or otherwise). Each Loan Party consents to the appointment of a receiver without notice or bond, to the fullest extent not prohibited by applicable law, and waives all notices of and defenses to the appointment of a receiver and may not oppose any application the Lender makes for the appointment of a receiver. At the Lender’s option the receivership may continue until the Obligations are fully satisfied and performed.

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In addition, the Lender has all rights and remedies provided by law and any rights and remedies contained in the Loan Documents. The exercise or non-exercise of any right or remedy does not preclude the exercise of any other right or remedy. All rights and remedies are cumulative.

11.2 No Waiver. No delay on the Lender’s part in exercising any right, power, or privilege under this Agreement or any Loan Document is a waiver, nor does any single or partial exercise of any right, power, or privilege under this Agreement or otherwise preclude the exercise of any other right, power, or privilege.

ARTICLE XII
WAIVERS AND JUDICIAL PROCEEDINGS

12.1 Notice Waiver. To the fullest extent not prohibited by law, each Loan Party waives all notices and demands that it would otherwise be entitled to receive (including non-payment of any of the Accounts, demand, presentment, protest, notice of acceptance, notice of Loans or Advances made, credit extended, or Collateral received or delivered).

12.2 Delay. Any delay or omission by the Lender in exercising any right, remedy, or option does not waive that right (or any other right, remedy, option, or default).

12.3 Waiver of Jury Trial. EACH OF THE BORROWERS AND THE LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

ARTICLE XIII
EFFECTIVE DATE AND TERMINATION

13.1 Term. This Agreement inures to the benefit of, and is binding on, the respective successors and permitted assigns of each Loan Party, the Lender, and their respective successors and assigns, is effective on the Closing Date, and continues in full force and effect until the Maturity Date unless sooner terminated as provided in this Agreement.

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13.2 Termination. The termination of this Agreement does not affect any Loan Party’s Obligations arising before the effective termination date, and the Loan Documents remain in full force and effect until all Obligations are irrevocably paid and performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened) and all Commitments have been terminated. The Liens and rights granted to the Lender (including the financing statements) continue in full force and effect notwithstanding the termination of this Agreement or that the Loan Account may from time to time be in a zero or credit position, until all of the Obligations of each Loan Party have been paid or performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened) and all Commitments have been terminated. Accordingly, each Loan Party waives any rights that it may have under the UCC or other applicable law to require that the Lender file termination statements or mortgage discharges with respect to the Collateral unless and until this Agreement has been terminated in accordance with its terms, and all Obligations are irrevocably paid and performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened) and all Commitments have been terminated. All indemnification obligations in the Loan Documents survive the termination of the Loan Documents and payment and performance of the Obligations in full and the termination of the Commitments. In addition, certain provisions of the Loan Documents remain in effect even after all Obligations are irrevocably paid and performed in full and the Commitments have been terminated.

ARTICLE XIV
LOAN PARTY REPRESENTATIVE

14.1 Appointment and Relationship. The Loan Party Representative is appointed by each Loan Party as its contractual representative under each Loan Document and each Loan Party irrevocably authorizes the Loan Party Representative to act as the contractual representative with the rights and duties set forth in the Loan Documents. The Loan Party Representative agrees to act as such contractual representative. Additionally, each Loan Party appoints the Loan Party Representative as its agent to receive all Loan proceeds in its operating account and to promptly disburse the Loans to the appropriate Borrower (it being understood that Revolving Loans disbursed to any Borrower may not exceed that Borrower’s Borrowing Base availability). The Lender and its officers, directors, agents, or employees are not liable to the Loan Party Representative or any Loan Party for any action taken or omitted to be taken by the Loan Party Representative or the Loan Parties under this Article.

14.2 Authority. Each Loan Party authorizes the Loan Party Representative on its behalf to execute and deliver to the Lender the Loan Documents and all related agreements, certificates, documents, and instruments as are necessary or appropriate to effect the purposes of the Loan Documents (including Borrowing Base Certificates and Compliance Certificates). Each Loan Party agrees that any action taken by the Loan Party Representative (or the other Borrowers) in accordance with the terms of the Loan Documents, and the Loan Party Representative’s exercise of its powers in the Loan Documents (together with such other powers as are reasonably incidental) are binding on all of the Loan Parties.

14.3 Notices. Each Loan Party and the Loan Party Representative must immediately notify the Lender if a Default Condition exists. Any notice of a Default Condition provided by the Lender to the Loan Party Representative is treated as notice to each Loan Party.

14.4 Joint and Several Obligations.

(a) Each Loan Party is jointly and severally liable for all Obligations and this joint and several liability is not affected by any extensions, renewals, waivers, or forbearances granted by the Lender, the Lender’s failure to give any Loan Party notice of any borrowing or any other notice, the Lender’s failure to pursue or preserve its rights against any Loan Party or other Person, the Lender’s release of any Collateral, or any other defense available to a surety.

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(b) Each covenant, agreement, obligation, representation, and warranty of the Loan Parties contained in the Loan Documents is the joint and several undertaking of each Loan Party. Each Loan Party acknowledges that its obligations might be construed to be, at least in part, a guarantee of the Obligations of the other Loan Parties and, in full recognition of that fact, each Loan Party consents and agrees that the Lender may, at any time and from time to time without notice or demand, whether before or after any actual or purported termination, repudiation, or revocation of this Agreement by any Loan Party, and without affecting the enforceability or continuing effectiveness of the Loan Documents as to any Loan Party or each Loan Party’s joint and several liability for the Obligations: (1) supplement, restate, modify, amend, waive, increase, decrease, extend, renew, or otherwise change the Loan Documents (including time for payment (including any increase or decrease of the interest rates or advance rates in the Borrowing Base)); (2) accept partial payments; (3) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer, or enforce any security or guarantees (and apply any security and direct the order or manner of sale as determined by the Lender); (4) release any Person from any liability with respect to any of the Loan Documents; (5) settle, release on terms satisfactory to the Lender or by operation of applicable law or otherwise liquidate or enforce any security or Guaranty in any manner, consent to the transfer of any security, and bid and purchase at any sale; or (6) consent to a merger, change, or any other restructuring or termination of any Loan Party’s existence and correspondingly restructure the Obligations.

(c) Each Loan Party states and acknowledges that: (1) the Loan Parties desire to utilize their borrowing potential on a consolidated basis as if they were merged into a single entity and that the Loan Documents establish credit facilities that would not otherwise be available to the Loan Parties if each Loan Party were not jointly and severally liable for the Obligations; (2) it has determined that it will benefit specifically and materially from the Loans and Advances under this Agreement; (3) it is both a condition precedent to the Lender’s obligations and the desire of the Loan Parties that each Loan Party execute and deliver the Loan Documents to the Lender; and (4) the Loan Parties have requested and bargained for the structure and terms of and security for the advances under the Loan Documents. If for any reason any Loan Party’s obligations under the Loan Documents (or if any Liens securing the joint and several Obligations), would, but for this Section, be unenforceable under applicable law, then the joint and several liability and each Lien is valid and enforceable to the maximum extent that would not cause the joint and several liability or Liens to be unenforceable under applicable law (and the joint and several liability and each Lien is treated as having been automatically amended accordingly at all relevant times).

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(d) To the extent that any Loan Party, under this Agreement as a joint and several obligor or a Guarantor, repays any Obligations constituting either or both Loans or other Obligations incurred directly and primarily by any other Loan Party (an “Accommodation Payment”), then the Loan Party making an Accommodation Payment is entitled to contribution and indemnification from (and to be reimbursed by) each of the other Loan Parties in an amount, for each of the other Loan Parties, equal to a fraction of the Accommodation Payment, the numerator of which is the other Loan Parties’ Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Loan Parties. As of any determination date the “Allocable Amount” of each Loan Party is equal to the maximum liability for Accommodation Payments that could be asserted against that Loan Party without: (1) rendering that Loan Party “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”); (2) leaving that Loan Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA; or (3) leaving that Loan Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims for contribution, indemnification, and reimbursement under this Section and applicable law are subordinate in right of payment to the prior payment in full of the Obligations and the termination of all Commitments and the Loan Documents. The provisions of this Section, to the extent expressly inconsistent with other provisions of the Loan Documents, supersede the inconsistent provisions.

14.5 Cross Guaranty.

(a) Notwithstanding that the Loan Parties are jointly and severally liable for all Obligations, if for any reason the Loan Parties are found in a final, non-appealable order not to be jointly and severally liable for all Obligations, then provisions of this Section apply and each Loan Party absolutely and unconditionally guarantees to the Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration, or otherwise) and performance of all Obligations. Each Loan Party’s Guaranty obligation is in addition to all other Guaranty obligations and is a payment and performance Guaranty (and not a collection Guaranty), and its obligations under this Section are absolute and unconditional, irrespective of, and not affected by:

(i) The genuineness, validity, regularity, enforceability or any future amendment of, or change in, any other Loan Document or any other agreement, document, or instrument to which the other Loan Parties are or may become a party.

(ii) Lender not enforcing the Loan Documents (including this Section).

(iii) The existence, value, or condition of any Collateral, the Lender not perfecting its Lien on any Collateral, the Lender releasing any Collateral, or any Person liable for the Obligations.

(iv) Any other action or circumstances that could be a legal or equitable defense of a surety or guarantor.

(b) Lender does not have to proceed against any other Person (including any other Loan Party) or any Collateral before requiring payment by any one or more of the Loan Parties. The Lender may proceed, before, after, or at the same time to enforce its rights under this Section and against any Collateral.

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(c) Each Loan Party waives and agrees that it may not at any time insist on, plead, or claim, or take the benefit or advantage of any laws, claims, or doctrines related to appraisal, valuation, stay, extension, marshaling, redemption, or exemption. Each Loan Party waives with respect to its obligations and with respect to any of the Obligations: (1) all defenses with respect to diligence, presentment, demand, maturity, extension of time, change in nature or form of the Obligations, acceptance, release of security, composition, or agreement arrived at as to the amount of, or the terms of, the Obligations; (2) notice of adverse change in the other Loan Parties’ financial condition; and (3) any other fact that might increase the risk to that Loan Party. Each Loan Party also waives the benefit of all provisions of law that are or might be in conflict with the terms of this Section. Each Loan Party represents, warrants, and agrees that its obligations under this Section are not and will not be subject to any set-offs, defenses, or counterclaims. Each Loan Party’s obligations under this Section remain in full force and effect until the Obligations have been irrevocably paid and performed in full and all Commitments and the Loan Documents have been terminated (other than contingent obligations with respect to which no claim has been asserted or threatened). Each Loan Party is in the same position as a principal debtor with respect to the Obligations and expressly waives all rights it has and may have to require that the Lender proceed against any other Loan Party or any Collateral before proceeding against, or as a condition to proceeding against, that Loan Party. The parties acknowledge that, but for the provisions of this Section (including the waivers), the Lender would not enter into the Loan Documents.

(d) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, until the Obligations are irrevocably paid and performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened) and all Commitments and the Loan Documents have been terminated, each Loan Party:

(i) Subordinates and defers all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification, set-off, or any other rights that a surety could have against a principal, a guarantor, a maker, a co-maker, an obligor, an accommodation party, a holder, a transferee, and that a Loan Party may have against any Person (including another Loan Party) in connection with or as a result of a Loan Party performing its obligations under the Loan Documents or any other agreements.

(ii) Irrevocably subordinates and defers any “claim” (as defined in the Bankruptcy Code) against any Person (including the other Loan Parties and any surety for any of the Obligations), either directly or as an attempted set-off to any action instituted by the Lender against any Person (including the other Loan Parties).

(iii) Acknowledges and agrees (x) that this subordination and deferral is intended to benefit the Lender and does not limit or otherwise affect that Loan Party’s liability or the enforceability of this Section and (y) that the Lender and its respective successors and assigns are intended third-party beneficiaries of the waivers and agreements set forth in this Section.

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(e) If the Lender enforces its rights with respect to any Collateral (either by judicial foreclosure or by non-judicial sale or enforcement), the Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights, remedies, and benefits under this Section. If, in the exercise of any of its rights and remedies, the Lender forfeits any of its rights or remedies, including its right to enter a deficiency judgment against any Loan Party or any other Person, whether because of any applicable laws relating to “election of remedies” or similar laws, the Loan Parties consent to that action by the Lender and waive any claim based on that action, even if the action by the Lender results in a full or partial loss of any subrogation or other rights that a Loan Party might otherwise have had but for the Lender’s action. Any election of remedies that results in the denial or impairment of the Lender’s right to seek a deficiency judgment against a Loan Party does not impair the other Loan Parties’ obligation to pay the full amount of the Obligations. If the Lender bids at any foreclosure sale, trustee sale, or at any private sale, the Lender may bid all or less than the amount of the Obligations and the amount of the Lender’s bid need not be paid by the Lender but will instead be credited against the Obligations. The amount of the successful bid at any such sale, whether by the Lender or any other bidder, is conclusively treated as the fair market value of the Collateral (and the difference between that bid amount and the remaining balance of the Obligations is conclusively treated as the amount of the Obligations guaranteed under this Section, notwithstanding that any law, court decision, or ruling may have the effect of reducing the amount of the deficiency claim but for bidding at any sale).

(f) The Guaranty in this Section is a continuing Guaranty that remains in full force and effect until the Obligations are irrevocably paid and performed in full and all Commitments and the Loan Documents have been terminated.

(g) Each Loan Party’s liability under this Section is limited to an amount not to exceed on any determination date the greater of (1) or (2):

(i) The net amount of all Loans to and Letters of Credit issued for the benefit of the other Loan Parties under this Agreement and then re-loaned or otherwise transferred to or directly benefiting the subject Loan Party.

(ii) The Loan Party’s Allocable Amount, after taking into account, among other things, that Loan Party’s right of contribution and indemnification from the other Loan Parties under Section 14.4.

14.6 Waivers. Each Loan Party waives (1) all rights with respect to subrogation, reimbursement, indemnity, exoneration, contribution, or any other claim that has or could have against the other Loan Parties or other Person directly or contingently liable for the Obligations, or against or with respect to the other Person’s (including any Loan Party’s) property (including, any property that is Collateral for the Obligations), arising in connection with the Loan Documents, until all Commitments and the Loan Documents are terminated and the Obligations are irrevocably paid and performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened) and (2) any defense it may otherwise have to paying and performing the Obligations based on any contention that its liability under the Loan Documents is limited and not joint and several. The preceding waivers and all other waivers in the Loan Documents are a material inducement to the Lender’s agreement to enter into the Loan Documents and to make Advances and other Loans.

ARTICLE XV
MISCELLANEOUS

15.1 GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

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15.2 Entire Understanding and Amendments. This Agreement and the other Loan Documents (including all recitals) are the entire agreement among the parties related to the subject matter of the Loan Documents. The Loan Documents supersede all prior agreements, commitments (including any commitment letters), and understandings among the parties related to the subject matter of the Loan Documents. Any promises, representations, warranties, or guarantees that may arise in the future among the parties are not effective unless they are in a writing signed by each Loan Party’s and the Lender’s respective officers. No part of the Loan Documents may be changed, modified, amended, waived, supplemented, discharged, cancelled, or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing signed by the Lender and the Loan Parties. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of the Loan Documents (or has had the opportunity to be advised) and that it is not relying on any oral representations or statements by the Lender in entering into the Loan Documents.

15.3 Transfers and Assignments.

(a) The Loan Parties. The Loan Parties may not assign or otherwise transfer any of their rights or Obligations without the Lender’s prior written consent.

(b) Lender. The Lender may at any time sell all or a portion of its interest in the Loan Documents and the Obligations through sales, participations, or otherwise. Any assignment creates a direct obligation of the Loan Parties to the assignee and each assignee is a “Lender” for all purposes under the Loan Documents. Further, in connection with the Lender’s sale of a participation or an assignment of any interest in the Loans, the Lender may provide to the participant or assignee any financial or other information it knows of related to the Loan Parties and the Loan Documents.

(c) Register. The Lender, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each assignment evidencing an assignment of all or a portion of the Loans by the Lender (or its assignees) and a register for the recordation of the names and addresses of the Lender (and any assignee of all or a portion of a Loan that shall have become party hereto pursuant to Section 15.3(b)), and the Obligations of, and principal amounts (and stated interest) of the Loans owing to, the Lender (and any assignee of all or a portion of a Loan that shall have become party hereto pursuant to Section 15.3(b)) pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lender (and any assignee of all or a portion of a Loan that shall have become party hereto pursuant to Section 15.3(b)) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lender (and any assignee of all or a portion of a Loan that shall have become party hereto pursuant to Section 15.3(b)), at any reasonable time and from time to time upon reasonable prior notice.

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(d) Participations. To the extent the Lender (or any assignee of all or a portion of a Loan that shall have become party hereto pursuant to Section 15.3(b)) sells participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s (or such assignee’s) rights and/or obligations under this Agreement (including all or a portion of its Obligations and/or the Loans owing to it), each Participant shall be entitled to the benefits of Sections 2.16 and 3.9 (subject to the requirements and limitations therein, including the requirements under Section 2.16(g) (it being understood that the documentation required under Section 2.16(g) shall be delivered to the participating Lender or assignee)) to the same extent as if it had acquired its interest by assignment pursuant to Section 15.3(b); provided that such Participant shall not be entitled to receive any greater payment under Section 2.16 or 3.9, with respect to any participation, than its participating Lender (or assignee) would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. The Lender (or any assignee of all or a portion of a Loan that shall have become party hereto pursuant to Section 15.3(b)) that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender (and its assignees) shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender (and such assignee) shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Lender shall have no responsibility for maintaining a Participant Register.

(e) Pledge. The Lender may at any time grant a Lien in all or any portion of its rights under this Agreement to secure the Lender’s obligations to any Person (including a Federal Reserve Bank).

(f) Notes. The Borrowers must execute and deliver: (1) to the Lender, the transferor, and the transferee any consent or release (of all or a portion of the obligations of the transferor) in connection with each assignment or other transfer under this Section; (2) if the Lender’s entire interest in its commitments to make Advances and other Loans and all of its Advances and other Loans have been transferred to the transferee, an appropriate replacement note; and (3) if only a portion of the Lender’s interest has been transferred, replacement notes to each of the transferor and the transferee.

15.4 Payment Application. The Lender has the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations in such order as the Lender determines. To the extent that any Loan Party makes a payment or the Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit that are later invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, debtor-in-possession, receiver, custodian, or any other Person under any bankruptcy law, common law, or equitable principal, then, to that extent, the Obligations or part of the Obligations intended to be satisfied is revived and continue as if the payment or proceeds had not been received by the Lender.

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15.5 INDEMNIFICATION BY THE BORROWERS. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE LENDER AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, EACH BORROWER HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD THE LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF EQUITY INTERESTS, PURCHASE OF ASSETS (INCLUDING ANY RELATED TRANSACTIONS) OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAW WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record) BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, THE BORROWERS HEREBY AGREE TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES THAT IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.5 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

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15.6 Non Liability of the Lender. The relationship between the Borrowers and the Lender shall be solely that of borrowers and Lender. The Lender does not have any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, and the Lender in connection herewith or therewith is solely that of debtor and creditor. The Lender does not undertake any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Each Borrower agrees, on behalf of itself and each other Loan Party, that the Lender does not have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND EACH BORROWER ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Each Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lender and the Loan Parties.

15.7 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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15.8 Notice. Any notice or request may be given to the Loan Party Representative (individually or on behalf of each Loan Party) or to the Lender at their addresses stated below (or at such other address as may be specified in a notice designated as a notice of change of address under this Section). Any notice, request, demand, direction, or other communication (for purposes of this Section only, a “Notice”) to be given to or made on any party under any provision of the Loan Documents must be given or made in writing (which includes by means of electronic transmission (i.e., “email”)). Any Notice must be delivered to the applicable parties at the addresses and numbers set forth under their respective names in this Section or in accordance with any later unrevoked Notice from any party that is given in accordance with this Section. Any notice given to the Loan Party Representative is treated as having been given to each other Loan Party. Any Notice is effective:

(a) In the case of hand-delivery, when delivered.

(b) If given by mail, three (3) Business Days after the Notice is deposited into the U.S. mail.

(c) In the case of other electronic transmission, when actually received.

(d) If given by other means (including by overnight courier), when actually received.

As of the Closing Date, the applicable parties’ addresses and numbers are as follows:

(A)	If to the Lender at:	Associated Bank, National Association Corporate Banking – Asset Based Lending
525 W. Monroe Street, Suite 2300
Chicago, IL 60661
Attention: Nortech Systems Portfolio Manager
Telephone: (440) 821-3221
Email: jerry.sepich@AssociatedBank.com

	With a copy to	McDonald Hopkins LLC
	(which is not notice):	600 Superior Ave. E., Suite 2100
Cleveland, OH 44114
Attention: Jim Stief
Telephone: (216) 430-2031
Email: jstief@mcdonaldhopkins.com

(B)	If to Loan Party[1]	Nortech Systems Incorporated
	Representative at:	7550 Meridian Circle N., # 150
Maple Grove, MN 55369
Attention: Chief Financial Officer
Telephone: 952-345-2244
Email: notices@nortechsys.com

	With a copy to	Insitu Law, PLC
	(which is not notice):	Attention: Managing Member
Email: notices@insitulaw.com

1 Borrower: Please provide.

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15.9 Survival. The Loan Parties’ obligations under Sections 2.11, 2.14, 3.10, 3.11, and 15.5 survive the termination of all Commitments and the Loan Documents and payment in full of the Obligations.

15.10 Severability. If any part of the Loan Documents is found for any reason to be unenforceable, all other parts nevertheless remain enforceable.

15.11 Injunctive Relief. If any Loan Party does not perform, observe, or discharge its obligations or liabilities under the Loan Documents (or threatens to fail or refuse to perform, observe, or discharge its obligations or liabilities) any remedy at law may prove to be inadequate relief to the Lender. Therefore, the Lender is entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

15.12 Consequential Damages. Under no circumstances is the Lender, its Affiliates, its agents, or its attorneys liable to any Loan Party for any special, incidental, consequential, or punitive damages (including those arising from any breach of contract, tort, or other wrong relating to the Obligations, the Loan Documents, the Collateral, any Bank Product, or any agreement between the Lender and any one or more of the Loan Parties).

15.13 Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and the Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Lender may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Lender is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Lender has agreed to accept such Electronic Signature, the Lender shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of the Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

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The Lender shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Lender and each Related Party for any liabilities arising solely from the Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

15.14 Construction. Each party and its counsel have reviewed this Agreement. Accordingly, the normal rule of construction that any ambiguities are resolved against the drafting party does not apply in interpreting this Agreement, any other Loan Document, or any amendments, schedules, or exhibits to this Agreement and the other Loan Documents.

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15.15 Confidentiality and Sharing Information. The Lender agrees to use commercially reasonable efforts (equivalent to the efforts the Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to it by any Loan Party and designated as confidential, except that the Lender may disclose such information: (a) to Persons employed or engaged by the Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (c) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.5 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (d) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (e) as, on the advice of the Lender’s counsel, is required by law; (f) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Lender is a party; (g) to any nationally recognized rating agency that requires access to information about the Lender’s investment portfolio in connection with ratings issued with respect to the Lender; (h) to any Affiliate of the Lender who may provide Bank Products to the Loan Parties; or (i) that ceases to be confidential through no fault of the Lender. Notwithstanding the foregoing, each Borrower consents to the publication by the Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and the Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to other market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any information with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby shall not be confidential, and the Lender and other parties hereto may disclose without limitation of any kind any information that is provided to the Lender with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4); provided that to the extent any Loan Document contains information that relates to the “tax treatment” or “tax structure” and contains other information, this paragraph shall only apply to the information regarding the “tax treatment” or “tax structure.”

15.16 Costs, Expenses and Taxes. Each Borrower agrees to pay on demand all Expenses of the Lender (including Attorney Costs and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by the Lender after an Event of Default, in connection with the collection of the Obligations or the enforcement of this Agreement, the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, each Borrower agrees to pay, and to save the Lender harmless from all liability for, any fees of such Borrower’s auditors in connection with any reasonable exercise by the Lender of their rights pursuant to Section 4.10. All Obligations provided for in this Section 15.16 shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

15.17 Conflict. If there is any conflict, inconsistency, or discrepancy between the provisions of this Agreement and the provisions of the other Loan Documents, the provisions giving the Lender greater rights or remedies (as determined by the Lender) govern to the maximum extent not prohibited by applicable law (it being understood that the purpose of this Agreement and any Loan Document is to add to, and not to limit, detract, or derogate from, diminish, or otherwise impair or reduce the rights granted to the Lender in this Agreement or the Loan Documents). For greater certainty, where the provisions of this Agreement and the provisions of the other Loan Documents deal with the same subject matter but are not identical, no conflict between the documents will exist or be deemed to exist unless observing or complying with the provisions of one document will cause a default under the provisions of the other document.

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15.18 No Waiver; Cumulative Rights, Enforcement. No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

15.19 Keepwell. Each Borrower at the time a guaranty or a grant of the security interest under the Loan Documents by any Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Loan Party with respect to such Swap Obligation as may be needed by such Loan Party from time to time to honor all of its obligations under its guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Borrower’s obligations and undertakings under this Section or any guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Borrower under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Borrower intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Loan Party for all purposes of the Commodity Exchange Act.

15.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent the Lender is an EEA Financial Institution and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of the Lender arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by the Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of Page Intentionally Left Blank – Signature Pages Follow]

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The Loan Parties and the Lender entered into this Agreement on the Closing Date.

BORROWER:

NORTECH SYSTEMS INCORPORATED,
a Minnesota corporation,
as a Borrower and as Loan Party Representative

By:	/s/ Andrew D. C. LaFrence
Name:	Andrew D. C. LaFrence
Title:	Senior Vice President of Finance and Chief Financial Officer

Signature Page to Credit and Security Agreement

LENDER:

ASSOCIATED BANK, NATIONAL ASSOCIATION

By:	/s/Stephen McGreevy
Name:	Stephen McGreevy
Title:	Senior Vice President

Signature Page to Credit and Security Agreement